Exhibit 10.34

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

FINANCING AGREEMENT

dated as of February 27, 2026

among

Scholar Rock Holding Corporation,
as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

AND

LSI Financing LLC,
as Administrative Agent

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND INTERPRETATION1

Section 1.1 Definitions1

Section 1.2 Accounting and Other Terms47

Section 1.3 Interpretation, Etc.48

Section 1.4 Time References49

Section 1.5 Certain Matters of Construction49

Section 1.6 Rates50

Section 1.7 Financial Metrics50

Section 1.8 Calculation of Baskets50

Section 1.9 [***]50

Section 1.10 Swiss Terms50

Section 1.11 German Terms51

Article II LOANS52

Section 2.1 Term Loans52

Section 2.2 Use of Proceeds54

Section 2.3 Evidence of Debt; Register; Lenders’ Books and Records; Notes54

Section 2.4 Interest54

Section 2.5 Conversion/Continuation56

Section 2.6 Default Interest56

Section 2.7 Fees56

Section 2.8 Repayment of Term Loans56

Section 2.9 Voluntary Prepayments and Commitment Reductions57

Section 2.10 Mandatory Prepayments57

Section 2.11 Application of Prepayments58

Section 2.12 General Provisions Regarding Payments59

Section 2.13 Ratable Sharing61

Section 2.14 Increased Costs; Capital Adequacy61

Section 2.15 Taxes; Withholding, Etc.63

Section 2.16 Obligation to Mitigate66

Section 2.17 Defaulting Lenders66

Section 2.18 Making or Maintaining SOFR Loans67

Section 2.19 Benchmark Replacement Setting.68

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Section 2.20 Incremental Term Loans69

Section 2.21 Equitably Subordinated Creditors71

Article III CONDITIONS PRECEDENT71

Section 3.1 Closing Date71

Section 3.2 Conditions to Each Credit Extension74

Article IV REPRESENTATIONS AND WARRANTIES75

Section 4.1 Organization; Requisite Power and Authority; Qualification75

Section 4.2 Capital Stock and Ownership75

Section 4.3 Due Authorization76

Section 4.4 No Conflict76

Section 4.5 Governmental Consents76

Section 4.6 Binding Obligation76

Section 4.7 Historical Financial Statements76

Section 4.8 Projections76

Section 4.9 No Material Adverse Effect77

Section 4.10 Adverse Proceedings, Etc.77

Section 4.11 Payment of Taxes77

Section 4.12 Properties, Title77

Section 4.13 Environmental Matters77

Section 4.14 No Defaults78

Section 4.15 Material Contracts78

Section 4.16 Governmental Regulation78

Section 4.17 Margin Stock78

Section 4.18 Employee Benefit Plans79

Section 4.19 Certain Fees79

Section 4.20 Solvency79

Section 4.21 ERISA79

Section 4.22 Compliance with Statutes, Etc.79

Section 4.23 Intellectual Property79

Section 4.24 Insurance81

Section 4.25 Permits, Etc.81

Section 4.26 Bank Accounts and Securities Accounts82

Section 4.27 Security Interests82

Section 4.28 PATRIOT ACT and FCPA82

Section 4.29 Disclosure83

- ii -

Section 4.30 Use of Proceeds83

Section 4.31 Regulatory Compliance83

Section 4.32 Government Contracts84

Section 4.33 Health Care Laws.84

Section 4.34 Data Protection85

Article V AFFIRMATIVE COVENANTS86

Section 5.1 Financial Statements and Other Reports86

Section 5.2 Existence91

Section 5.3 Payment of Taxes and Claims91

Section 5.4 Maintenance of Properties91

Section 5.5 Insurance91

Section 5.6 Books and Records; Inspections92

Section 5.7 Lender Calls92

Section 5.8 Compliance with Laws93

Section 5.9 Environmental93

Section 5.10 Subsidiaries93

Section 5.11 Real Estate Assets94

Section 5.12 Further Assurances94

Section 5.13 Control Agreements95

Section 5.14 Post-Closing Matters95

Section 5.15 Regulatory Approvals; Maintenance of Intellectual Property95

Section 5.16 Material Contracts95

Article VI NEGATIVE COVENANTS95

Section 6.1 Indebtedness96

Section 6.2 Liens96

Section 6.3 Material Contracts96

Section 6.4 No Further Negative Pledges96

Section 6.5 Restricted Junior Payments97

Section 6.6 Restrictions on Subsidiary Distributions97

Section 6.7 Investments98

Section 6.8 Minimum Qualified Cash98

Section 6.9 Fundamental Changes; Disposition of Assets98

Section 6.10 Disposal of Subsidiary Interests99

Section 6.11 Sales and Lease Backs99

Section 6.12 Transactions with Shareholders and Affiliates99

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Section 6.13 Conduct of Business100

Section 6.14 Changes to Certain Agreements and Organizational Documents100

Section 6.15 Accounting Methods100

Section 6.16 Deposit Accounts and Securities Accounts100

Section 6.17 Prepayments of Certain Indebtedness; Permitted Royalty Monetization Payments100

Section 6.18 Anti-Terrorism Laws101

Section 6.19 Anti-Corruption Laws101

Section 6.20 Use of Proceeds101

Article VII GUARANTY102

Section 7.1 Guaranty of the Obligations102

Section 7.2 Contribution by Guarantors102

Section 7.3 Payment by Guarantors102

Section 7.4 Liability of Guarantors Absolute103

Section 7.5 Waivers by Guarantors104

Section 7.6 Guarantors’ Rights of Subrogation, Contribution, Etc.105

Section 7.7 Subordination of Other Obligations105

Section 7.8 Continuing Guaranty105

Section 7.9 Authority of Guarantors or Borrower106

Section 7.10 Financial Condition of Borrower106

Section 7.11 Bankruptcy, Etc.106

Section 7.12 Discharge of Guaranty Upon Sale of Guarantor106

Section 7.13 Swiss Guarantee Limitations107

Section 7.14 Irish Guarantee Limitations108

Section 7.15 German Guarantee Limitations.108

Article VIII EVENTS OF DEFAULT113

Section 8.1 Events of Default113

Section 8.2 Remedies116

Section 8.3 Rights Not Exclusive116

Article IX ADMINISTRATIVE AGENT116

Section 9.1 Appointment of Administrative Agent116

Section 9.2 Powers and Duties117

Section 9.3 General Immunity117

Section 9.4 Administrative Agent Entitled to Act as Lender118

Section 9.5 Lenders’ Representations, Warranties and Acknowledgment118

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Section 9.6 Right to Indemnity118

Section 9.7 Successor Administrative Agent119

Section 9.8 Collateral Documents and Guaranty120

Section 9.9 Agency for Perfection121

Section 9.10 Reports and Other Information; Confidentiality; Disclaimers122

Section 9.11 Protective Advances122

Section 9.12 Erroneous Payments.123

Section 9.13 Administration of Security Granted Pursuant to Collateral Documents (German)125

Section 9.14 Parallel Liability (Covenant to Pay Administrative Agent)126

Section 9.15 Release from Restrictions on Self-dealing and Multi-representation. 126

Article X MISCELLANEOUS127

Section 10.1 Notices127

Section 10.2 Expenses127

Section 10.3 Indemnity128

Section 10.4 Set-Off129

Section 10.5 Amendments and Waivers129

Section 10.6 Successors and Assigns; Participations131

Section 10.7 Independence of Covenants134

Section 10.8 Survival of Representations, Warranties and Agreements134

Section 10.9 No Waiver; Remedies Cumulative134

Section 10.10 Marshalling; Payments Set Aside134

Section 10.11 Severability134

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights134

Section 10.13 Original Issue Discount135

Section 10.14 Headings135

Section 10.15 APPLICABLE LAW135

Section 10.16 CONSENT TO JURISDICTION135

Section 10.17 WAIVER OF JURY TRIAL136

Section 10.18 Confidentiality136

Section 10.19 Usury Savings Clause137

Section 10.20 Counterparts138

Section 10.21 Effectiveness138

Section 10.22 PATRIOT Act Notice138

Section 10.23 Waiver of Immunity138

- v -

Section 10.24 Service of Process139

Section 10.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions139

Section 10.26 Restricted Use of Proceeds in Switzerland139

- vi -

APPENDICES:	A-1	Initial Term Loan Commitments
	A-2	DDTL-1 Commitments
	A-3	DDTL-2 Commitments
	B	Notice Addresses

SCHEDULES:	1.1(A)	Core Product
	1.1(B)	Immaterial Subsidiaries
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	[***]	[***]
	4.12	Real Property
	4.15	Material Contracts
	4.23	Closing Date Product Agreements
	4.23(a)	Exclusive Right to Commercialize, Etc. Core Product
	4.23(b)	License Agreements
	4.23(c)	Product Intellectual Property Rights
	4.23(d)	Disputes
	4.23(g)	Contractual Obligation Restrictions
	4.23(h)	Product Infringement and Misappropriation
	4.24	Insurance
	4.26	Bank Accounts and Securities Accounts
	[***]	[***]
	4.32	Government Contracts
	5.14	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens

EXHIBITS:	A	Assignment Agreement
	B	Compliance Certificate
	C	Conversion/Continuation Notice
	D	Counterpart Agreement
	E	Funding Notice
	F	Officer’s Certificate
	G	Solvency Certificate
	H	U.S. Tax Compliance Certificate

- vii -

FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of February 27, 2026, is entered into by and among SCHOLAR ROCK HOLDING CORPORATION, a Delaware corporation (“Borrower”), and certain Subsidiaries of Borrower, as Guarantors, the Lenders from time to time party hereto, and LSI Financing LLC (“LSI”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain senior secured credit facilities to Borrower, in an aggregate principal amount not to exceed $550,000,000, consisting of (a) an initial term loan in an aggregate principal amount equal to $100,000,000, (b) initial delayed draw term loans in an aggregate principal amount not to exceed $100,000,000, (c) additional delayed draw term loans in an aggregate principal amount not to exceed $150,000,000 and (d) an uncommitted incremental facility in an aggregate principal amount not to exceed $200,000,000, in each case the proceeds of which will be used as described in Section 2.2;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on all of its Collateral, including a pledge of all of the Capital Stock of each of its Subsidiaries that is Collateral; and

WHEREAS, Guarantors have agreed to guarantee the Obligations of Borrower hereunder and to secure their respective Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective Collateral, including a pledge or mortgage of all of the Capital Stock of each of their respective Subsidiaries that is Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS AND INTERPRETATION
Section 1.1Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Facility” means an asset-backed loan facility among one or more Loan Parties and one or more commercial or investment banks engaged in the business of making commercial loans, and any restatements, extensions, refinancings and replacements thereof constituting an asset-backed loan facility among one or more Loan Parties and one or more commercial or investment banks engaged in the business of making commercial loans.

“Acceptable Intercreditor Agreement” means[***].

“Acquisition Consideration” means the cash consideration [***] in respect of any applicable acquisition by Borrower or any of its applicable Subsidiaries; provided [***].

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or threatened in writing against Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified in Section 2.18(b).

“Affected Loans” has the meaning specified in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or Capital Stock, by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender or any of their Affiliates or Related Funds be considered an “Affiliate” of any Loan Party.  Any reference to an Affiliate of LSI (or its Affiliates) shall include Blue Owl Capital Corporation and its affiliated funding entity, Hedgewig Funding I LLC, and any Person that is controlled or managed by Blue Owl Capital Corporation or LSI (or its Affiliates), or where Blue Owl Capital Corporation or LSI, together with its Affiliates, has a direct or indirect majority economic interest therein.

“Aged Payables Amount” means, as of any date of determination, the aggregate amount of the Loan Parties’ total accounts payable that, as of such date, has not been paid [***] day after the due date associated with such accounts.

“Agent Fee Letter” means the fee letter agreement, dated the Closing Date, between Borrower and Administrative Agent.

“Aggregate Amounts Due” has the meaning specified in Section 2.13.

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreement” means this Financing Agreement and any annexes, exhibits and schedules attached hereto.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the PATRIOT Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means (a) with respect to a Term Loan that is a Term SOFR Loan, 5.00% per annum and (b) with respect to a Term Loan that is a Base Rate Loan, 4.00% per annum.

“Application Event” means the (a) occurrence and continuance of an Event of Default and (b) the election by Administrative Agent or the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.12(f).

“Arranger Fee Letter” means the arranger fee letter agreement, dated the Closing Date, between Borrower and Blue Owl Credit Advisors LLC.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or sublicense or other disposition to, or any exchange of property with, any Person (other than to a Loan Party), in one transaction or a series of transactions, in each case, of all or any part of the Borrower’s or its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party.  For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (c) any sale of accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party or Subsidiary of Borrower, (d) any Product Agreement, (e) any Permitted Product Agreement Transaction and (f) any Royalty Monetization Transaction.

Notwithstanding the foregoing, in this Agreement or any other Loan Document, none of the following items will be deemed to be an Asset Sale:

(i)	an issuance of Capital Stock by a Subsidiary of Borrower to Borrower or to another Loan Party;
(ii)	an issuance of Capital Stock or convertible Indebtedness by Borrower;
(iii)	use or transfer of Cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and
(iv)	[***].

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications as may be reasonably approved by Administrative Agent [***].

“Auditor’s Determination” has the meaning specified in Section 7.15(g).

“Authorized Officer” means [***].

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” has the meaning specified in the definition of “Anti-Terrorism Laws”.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) Term SOFR (which rate shall be calculated based upon an Interest Period of three months and to be determined on a daily basis) plus 1.00%, and (d) 2.00% per annum.  Any change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been reasonably selected by Administrative Agent in consultation with Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined (including any related Benchmark Replacement Adjustment) would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, only to the extent such adjustment is widely prevalent in the market the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been reasonably selected by Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficiary” means Administrative Agent and each Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person” means any Person: (a) that is publicly identified (i) on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or that ordinarily resides, or is organized or chartered, in a Sanctioned Jurisdiction or (ii) otherwise as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law; (b) that is owned 50.0% or more (directly or indirectly, individually or in the aggregate), or otherwise controlled (as relevant under Sanctions), by, or that is acting for or on behalf of, any Person described in clause (a)(i) above; or (c) which any Lender is otherwise prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation, company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday, or any other day on which the Federal Reserve Bank of New York is closed.

“Capital Lease” means, as applied to any Person, in each case, subject to Section 1.2(a)(ii), any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a company or a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, shares, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Capital Stock shall exclude debt securities and other Indebtedness convertible into or exchangeable for any of the foregoing (including without limitation, Permitted Convertible Indebtedness).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s, and (f) other Investments described in Borrower’s investment policy as approved by Administrative Agent in writing, which may be by electronic mail (it being understood that the investment policy provided to

Administrative Agent prior to the Closing Date shall be deemed approved in writing), and the Board of Directors from time to time.

“Change of Control” means, at any time, any of the following occurrences:

(a)any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (i) acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the securities or Capital Stock of Borrower or (ii) obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Borrower; provided that for purposes of this provision, any Person or group shall not be deemed to beneficially own Capital Stock to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated thereby; or

(b)any “change of control”, “fundamental change” [***] or similar event shall, in each case, occur and continue under, and as defined in or set forth in any agreement evidencing any Royalty Monetization Transaction or any other Indebtedness [***], in each case in an aggregate principal amount, with respect to Indebtedness, or a put or call obligation, with respect to a Royalty Monetization Transaction, in excess of the Threshold Amount of Borrower or any of its Subsidiaries, in each case to the extent any repayment or payment obligation could result in connection with the occurrence and continuance of such event.

“Closing Date” means the date on which this Agreement becomes effective, which is February 27, 2026.

“Closing Date Refinancing” means the repayment of all outstanding Indebtedness under the Existing Credit Agreement, and the termination of all guarantees, Liens and other security interests granted thereunder or in connection therewith.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted, in each case, by such Loan Party in favor of Administrative Agent pursuant to the Collateral Documents as security for the Obligations (excluding, in each case, any Excluded Assets).

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to Administrative Agent [***].

“Collateral Documents” means the Pledge and Security Agreement, any Control Agreement, any Mortgages and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents, in each case, in connection with the grant to Administrative Agent, for the benefit of Secured Parties, of a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Collateral Documents (German)” means the Collateral Documents governed by the law of Germany.

“Collateral Documents (Swiss)” means the Collateral Documents governed by the law of Switzerland.

“Commercialization” means any and all activities directed to the manufacturing, distribution, production, marketing, detailing, promotion, selling, making available, transporting and/or securing of reimbursement of a Product (including the using, importing, exporting, selling, transporting for sale, and offering for sale or distribution of such Product), and shall include, but not be limited to, post-launch marketing, promoting, detailing, distributing, selling or making available such Product, and importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” shall mean to engage in Commercialization.

“Common Stock” means Borrower’s common stock.

[***]

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Administrative Agent reasonably decides, together with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent, together with the Borrower, reasonably decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means, at any date, total assets of the Loan Parties and their Subsidiaries calculated in accordance with GAAP on a consolidated basis as of the last day of the most recent Fiscal Quarter for which financial statements have been, or were required to be, filed or otherwise delivered pursuant to Section 5.1(b) or (c).

“Contingent” or “contingent” means, [***].

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract (including, but not limited to, any Material Contract), undertaking, agreement, license or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a control agreement, account pledge, charge over accounts or similar agreement, in form and substance reasonably satisfactory to Administrative Agent [***].

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C.

“Core Product” means [***].

“Corresponding Liabilities” means all Obligations of a Loan Party as they may exist from time to time, other than its Parallel Liability.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit D delivered by a Loan Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan.

“Data” means customer lists, correspondence, data, submissions and licensing and purchasing histories relating to customers of Borrower or any Subsidiary, and all other reports, information and documentation collected or maintained by Borrower or any Subsidiary (a) regarding purchasers of Borrower or any Subsidiary’s products and the visitors to websites owned or controlled by Borrower or any of its Subsidiaries or (b) comprising confidential or proprietary information of Borrower or any third party for which Borrower owes an obligation of protection.

“Data Protection Laws” means applicable Requirements of Law concerning the protection, privacy or security of Personal Information (including any applicable laws of jurisdictions where the Personal Information was collected or otherwise processed) and other applicable consumer protection laws, and all regulations promulgated thereunder, including, without limitation, the Swiss Federal Act on Data Protection of 25 September 2020 (Datenschutzgesetz, DSG), HIPAA, the European Union General Data Protection Regulation 2016/679 (and all laws or regulations implementing or supplementing it) (GDPR), the GDPR as it forms part of United Kingdom law by virtue of section 3 of the European Union (Withdrawal) Act 2018, the German Federal Data Protection Act (Bundesdatenschutzgesetz), the Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons (90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. § 202, including any amendments thereto and guidance issued thereunder (together, the U.S. Data Security Program)), the California Consumer Privacy Act (as amended), and Section 5 of the Federal Trade Commission Act.

“DDTL-1 Commitment” means the commitment of a Lender to make or otherwise fund a DDTL-1 Term Loan.  The amount of each Lender’s DDTL-1 Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the DDTL-1 Commitments as of the Closing Date is $100,000,000.

“DDTL-1 Commitment Period” means the time period commencing on Closing Date through and including the DDTL-1 Commitment Termination Date.

“DDTL-1 Commitment Termination Date” means the earliest to occur of (a) the date that all of the DDTL-1 Commitments are permanently reduced to zero pursuant to Section 2.1(a) or 2.9(b), (b) the date of the termination of all of the DDTL-1 Commitments pursuant to Section 8.2, and (c) March 31, 2026.

“DDTL-1 Term Loans” means any Term Loans funded after the Closing Date pursuant to Section 2.1(a)(ii).

“DDTL-2 Commitment” means the commitment of a Lender to make or otherwise fund a DDTL-2 Term Loan.  The amount of each Lender’s DDTL-2 Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the DDTL-2 Commitments as of the Closing Date is $150,000,000.

“DDTL-2 Commitment Period” means the time period commencing on the date on which FDA Approval is obtained through and including the DDTL-2 Commitment Termination Date.

“DDTL-2 Commitment Termination Date” means the earliest to occur of (a) the date that all of the DDTL-2 Commitments are permanently reduced to zero pursuant to Section 2.1(a) or 2.9(b), (b) the date of the termination of all of the DDTL-2 Commitments pursuant to Section 8.2, and (c) September 30, 2027.

“DDTL-2 Term Loans” means any Term Loans funded after the Closing Date pursuant to Section 2.1(a)(ii).

“Debtor Relief Law” means the Bankruptcy Code, the Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs), the German Insolvency Code (Insolvenzordnung), and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, or similar debtor relief law of the United States, Germany, Ireland, Switzerland, or other applicable jurisdiction from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Term Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Term Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (a) the date on which all Term Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.9 or Section 2.10 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Term Loan Commitments, (c) the date on which Borrower, Administrative Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (d) the date on which Administrative Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

“Default Rate” has the meaning specified in Section 2.6.

“Defaulted Loan” has the meaning specified in Section 2.17.

“Defaulting Lender” has the meaning specified in Section 2.17.

“Delayed Draw Term Loan Commitment” means the DDTL-1 Commitments and the DDTL-2 Commitments.

“Delayed Draw Term Loans” means the DDTL-1 Term Loans and the DDTL-2 Term Loans.

“Deposit Account” means a “deposit account” as defined in Article 9 of the UCC.

“Disposal Period” has the meaning specified in Section 7.15(j).

“Disputes” means, collectively, any opposition, reexamination, inter partes review, post-grant review, interference, derivation or other post-grant proceeding, injunction, claim, suit, action, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, or proceeding.  [***].

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations and the termination of the Term Loan Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations and the termination of the Term Loan Commitments), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d), prior to the date that is [***] days after the Term Loan Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of current or former employees, directors, independent contractors or other service providers of the Loan Parties or by any such plan to such current or former employees, directors, independent contractors or other service providers, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations, including tax withholding, or as a result of such current or former employee’s, director’s, independent contractor’s or other service provider’s termination, death or disability; provided further that Disqualified Capital Stock shall exclude Permitted Equity Derivatives.

“Disqualified Institution” means [***].

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“DPTA” has the meaning specified in Section 7.15(b)(ii).

[***].

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person); provided, that, neither Borrower nor any Affiliate of Borrower [***] shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries and, solely for purposes of Title IV of ERISA or Section 412 of the Code or Section 4980B of the Code and Sections 601 through 608 of ERISA, any ERISA Affiliate.

“Environmental Claim” means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other written communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law, (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity, (c) injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws, or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials, or (b) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equitably Subordinated Creditor” means any of Administrative Agent and the Lenders whose Term Loans, Term Loan Commitments, any other participation rights (including by way of sub-participation) and/or any other rights and claims under the Loan Documents against a German Loan Party which, prior to or in an insolvency of such German Loan Party, would be subordinated or could be subject to potential avoidance claims pursuant to Section 39 (1) no. 5, Section 39 (2) or Section 135 of the German Insolvency Code (Insolvenzordnung) or Section 6 of the German Avoidance Act (Anfechtungsgesetz) (the “Equitably Subordinated Liabilities”).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for purposes of provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (h) the imposition on Borrower, any of its Subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 of ERISA, (i) or (l) or 4701 of ERISA in respect of any Employee Benefit Plan, (i) of the imposition on Borrower or any of its Subsidiaries of material liability arising out of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower or any of its Subsidiaries in connection with any Employee Benefit Plan, (j) receipt from the

Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, or (k) the imposition of a Lien pursuant to Section  430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning specified in Section 9.12(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Examiner” has the meaning given to that term in Section 2 of the Irish Companies Act and “examinership” shall be construed accordingly.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means Deposit Accounts and Securities Accounts, (a) the balance of which consists exclusively of withheld income taxes and foreign, federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or any other government agencies within the following two months with respect to employees of Borrower or any of its Subsidiaries, (b) used exclusively for payroll to or for the benefit of employees of Borrower or any of its Subsidiaries in such amounts as are required to be paid to such employees within the existing payroll cycle and the immediately succeeding payroll cycle, (c) which are exclusively health care reimbursement accounts or employee benefits accounts, including any accounts exclusively containing amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of Borrower or any of its Subsidiaries, (d) all segregated Deposit Accounts and Securities Accounts constituting (and the balance of which consists solely of funds set aside in connection with) fiduciary accounts and trust accounts, (e) any other Deposit Accounts and Securities Accounts that have amounts on deposit that do not exceed [***], (f) which are exclusively holding cash collateral or other deposits constituting Liens permitted by clause (o) of the definition Permitted Liens, (g) that are zero balance accounts, and (h) that are segregated accounts that solely hold cash payments or proceeds of receivables, revenues, royalties or similar amounts, in each case, sold or financed pursuant to a Permitted Royalty Monetization Transaction.

“Excluded Asset” has the meaning specified in the Pledge and Security Agreement (or any other equivalent term under any other Collateral Document, including any foreign Collateral Document).

“Excluded Subsidiary” means (a) any not-for-profit Subsidiary, (b) any captive insurance entity, (c) any merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or dissolved within [***] days of its formation thereof or such later date as permitted by Administrative Agent in its reasonable discretion, (d) any Subsidiary that is an Immaterial Subsidiary, (e) any Subsidiary that is prohibited or restricted by any Requirement of Law or by contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained, including, for the avoidance of doubt, MSC Subsidiary (but only for so long as it qualifies as a Massachusetts securities corporation by meeting the requirements of Chapter 63, Section 38B of the Massachusetts General Laws), and (f) [***].  Notwithstanding the foregoing, no Subsidiary that is (i) party to any Royalty Monetization Transaction, (ii) party to any Material Contract [***], or (iii) holds any material Intellectual Property or Material Authorization [***] shall be an “Excluded Subsidiary”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment hereunder pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such commitment (or, in the case of Loan not funded by such Lender pursuant to a prior commitment, acquires such interest in such Loan), other than pursuant to an assignment request by Borrower under Section 2.20(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such commitment or Loan (as applicable) or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(d), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of February 10, 2025, by and among Borrower, certain of Borrower’s Subsidiaries, the several banks and other financial institutions or entities from time to time thereto and Oxford Finance LLC, a Delaware limited liability company, as amended.

“Fair Share” has the meaning specified in Section 7.2.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related laws, regulations or other official administrative guidance) implementing the foregoing.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDA Approval” means [***].

“FDA Laws” means all applicable statutes; rules and regulations; binding standards, guidelines and policies; and orders and Requirements of Law administered, implemented, enforced or issued by FDA or any comparable Governmental Authority.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Federal Health Care Programs” shall mean the Medicare, Medicaid and TRICARE programs and any other state or federal government health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Fee Letters” means, collectively, (i) the Agent Fee Letter and (ii) the Arranger Fee Letter, and “Fee Letter” means either of the foregoing.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or officer with similar responsibilities) of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien (and, for the avoidance of doubt, the permitted priority of any such Permitted Lien).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Floor” means a rate of interest equal to one percent (1.00%).

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of the Closing Date, duly executed by Borrower, Administrative Agent, and any other person party thereto, in form and substance reasonably satisfactory to Administrative Agent, in connection with the disbursement of Loan proceeds in accordance with Section 2.1(a)(i).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a state-owned or controlled entity, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611).

“Freely Disposable Amount” has the meaning specified in Section 7.13(a).

“Funding Default” has the meaning specified in Section 2.17.

“Funding Notice” means a written notice substantially in the form of Exhibit E.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof, or in the case of any German Subsidiary, German GAAP (HGB) or IFRS, as applicable.

“German Collateral”  means the Collateral granted pursuant to a Collateral Document governed by the laws of Germany.

“German GmbH Guarantor” means a Guarantor if and as long as it is incorporated under German law as a limited liability company (Gesellschaft mit beschränkter Haftung).

“German Guarantor” means a German GmbH Guarantor or a German KG Guarantor.

“German KG Guarantor” means a Guarantor if and as long as it is organized under German law as a limited partnership (Kommanditgesellschaft), the sole general partner (persönlich haftender Gesellschafter) of which is incorporated under German law as a limited liability company (Gesellschaft mit beschränkter Haftung) (such a general partner is hereinafter referred to as the “German GP Company”).“German Loan Party” means any Loan Party organized in Germany.

“GmbHG” means the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, including any patent office, in each case whether associated with a state of the United States, the United States or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, clearance, approval, Registration, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guarantee” means the Guaranty and/or any other guarantee and/or indemnity granted by the applicable Loan Party pursuant to any Loan Document.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guarantor” means each Subsidiary of Borrower and each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations.  For the avoidance of doubt, no Excluded Subsidiary shall be required to become a Guarantor except at the election of Borrower in accordance with Section 5.10.

“Guarantor Subsidiary” means each Guarantor.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance reasonably satisfactory to Administrative Agent and the Borrower, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law, (b) petroleum and its refined products, (c) polychlorinated biphenyls, (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials, (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws, and (f) any substance or materials that are otherwise regulated under Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means collectively, (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); (b) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396y (the Medicaid statute); (c) the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (d) the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; (e) the criminal False Claims Act, 42 U.S.C. § 1320a-7b(a); (f) criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287; (g) the criminal fraud provisions under HIPAA; (h) the Civil Monetary Penalties law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (i) the U.S. Physician Payments Sunshine Act, 42 U.S.C. § 1320-7h; (j) the Exclusion Law, 42 U.S.C. § 1320a-7; (k) federal and state Requirements of Law related to the distribution, sale, or promotion of pharmaceutical products; (l) comparable foreign legislation issued by other comparable Governmental Authorities; and (m) each of (a) - (l) as amended and the regulations promulgated thereunder.

“Hedging Agreement” means any interest or foreign exchange rate swap agreement, interest or foreign exchange rate forward agreement, interest rate or foreign exchange cap agreement, interest rate or foreign exchange collar agreement, interest rate or foreign exchange hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging or mitigating the interest rate exposure or foreign exchange exposure associated with Borrower’s and its Subsidiaries’ operations, and (b) not for speculative purposes.

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder, and other

Requirements of Law regulating the privacy and/or security of patient-identifying health care information, including with respect to notification of breach of privacy or security of such information.

“Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of Borrower and its Subsidiaries, for the Fiscal Year ended December 31, 2024, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (b) the financial statements of Borrower and its Subsidiaries for the Fiscal Quarter ended September 30, 2025, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of a Loan Party that (a) had assets representing [***]% or less of the total assets of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of [***] (the “Test Date”) and (b) contributed [***]% or less of the total revenues of Borrower and its Subsidiaries, for [***]; provided, if at any time Subsidiaries that are not Loan Parties as a result of being Immaterial Subsidiaries comprise in the aggregate (i) more than [***]% of the total assets of Borrower and its Subsidiaries as of the Test Date, (ii) contribute more than [***]% of the total revenues of Borrower and its Subsidiaries for [***] or (iii) have Cash and Cash Equivalents in excess of $[***] as of the Test Date [***], then Borrower shall, with respect to such Subsidiary that is no longer an Immaterial Subsidiary for purposes of this Agreement, not later than [***] after the date by which financial statements for such period are required to be delivered (or such longer period as Administrative Agent may agree in its sole discretion) pursuant to Section 5.1(b) or (c), both (x) designate in writing to Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true and (y) comply with the requirements set forth in Section 5.10.  As of the Closing Date, the Subsidiaries listed on Schedule 1.1(B) are Immaterial Subsidiaries.

“Incremental Amendment” has the meaning specified in Section 2.20(f).

“Incremental Term Loan” has the meaning specified in Section 2.20.

“Incremental Term Loan Commitment” has the meaning specified in Section 2.20(f).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) subject to Section 1.2(a)(ii), that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are not Contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business), (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, however, that the amount of such indebtedness will be the lesser of: (a) the fair market value (as determined in good faith by such Person) of such property or asset at such date of determination, and (b) the amount of such Indebtedness of such applicable Person (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (j) any liability of such Person for the Indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above, (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Hedging Agreement, whether entered into for hedging or speculative purposes, (l) Disqualified Capital Stock, and (m) all obligations in respect of a Royalty Monetization Transaction [***].  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.  Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) endorsements of checks or drafts arising in the ordinary course of business, (iii) Capital Stock to the extent not constituting Disqualified Capital Stock, (iv) any obligations in respect of any Permitted Equity Derivative, (v) deferred compensation and severance, pension, retiree welfare and equivalent benefits or any deferred obligations incurred under ERISA until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (vi) purchase price adjustments or earn outs or other Contingent payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Permitted Acquisition, Permitted Investment or other acquisitions, mergers, amalgamations, or similar transaction, in each case, to the extent such obligations have not become due and payable (provided that deferred payments that are not Contingent shall constitute Indebtedness to the extent provided in clause (d) above), (vii) non-compete or consulting obligations incurred in connection with Investments or other acquisitions, mergers, amalgamations, or similar transaction, until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (viii) unsecured installment payments or the deferred purchase price of property or services to the extent payable solely in Qualified Capital Stock of such Person, (ix) purchase price holdbacks arising in the ordinary course of business in respect of a Permitted Acquisition to satisfy obligations of the seller of such asset and (x) to the extent not evidenced by a note, bond or similar instrument, (i) any prepayments of deposits received from clients or customers in the ordinary course of business, or (ii) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred in the ordinary course of business.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental

Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted in writing against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (b) the statements contained in the proposal letter delivered by any Lender to Borrower prior to the Closing Date with respect to the transactions contemplated by this Agreement, or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.3(a).

“Indemnitee Agent Party” has the meaning specified in Section 9.6.

“Initial Projections” has the meaning specified in Section 4.8.

“Initial Term Loan” means the Term Loan funded on the Closing Date pursuant to Section 2.1(a)(i).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all such Lenders in the aggregate.  The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A-1.  The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $100,000,000.

“InsO” means the German Insolvency Code (Insolvenzordnung).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Intellectual Property Rights” means any and all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, as they exist throughout the world, including:

(a)any Patent;

(b)trademarks, trade names, service marks, brands, trade dress and logos, packaging design, slogans, domain names and the goodwill and activities associated therewith;

(c)copyrights, rights of use and exploitation under copyright law (urheberrechtliche Nutzungs- und Verwertungsrechte), mask work rights, trade secrets and other rights in Know-How, database rights, including all compilations, databases and computer programs, manuals and other documentation, and all derivatives, translations, adaptations, and combinations of the above; and

(d)any and all other intellectual property rights or proprietary rights, whether or not patentable, including any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, and claims of infringement and misappropriation against third parties.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the Closing Date, made by the Loan Parties and their Subsidiaries in favor of Administrative Agent for the benefit of the Secured Parties.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, (b) with respect to any Term SOFR Loan, (i) the last Business Day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date and (ii) the last day of each Interest Period applicable to such Loan, and (c) with respect to each Loan, the final maturity date of the Loans (whether by scheduled maturity, acceleration or otherwise).

“Interest Period” means, in connection with a Term SOFR Loan, an interest period of three months (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be, and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires if a new Conversion/Continuation Date with such time period is started as of such expiration date; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (b)(iii) of this definition, end on the last Business Day of a calendar month, and (iii) no Interest Period with respect to any portion of any Term Loan shall extend beyond Term Loan Maturity Date; provided, further, that the Interest Period for any Term SOFR Loan to be made on the Closing Date may, at Borrower’s option, end on March 31, 2026.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means, without duplication, (a) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the securities or Capital Stock or all or substantially all of the assets of any other Person (or of any product, division, product line or business line of such other Person), (b) any direct or indirect redemption, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person, of any Capital Stock of such Person, (c) any direct or indirect loan, advance, or capital contributions (or transfer or similar payment made from one entity to its Subsidiary in lieu of any capital contributions that would otherwise be required) by Borrower or any of its Subsidiaries to any other Person, including all indebtedness (including, without limitation, any intercompany indebtedness) and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, and (d) any direct or indirect guarantee of any Indebtedness of any other Person.  The amount of any Investment shall be (i) the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment; minus (ii) the amount of (A) dividends or distributions actually received in connection with such Investment and any return of capital and (B) any payment of principal or other amounts received in respect of such Investment that in each case is received in cash or Cash Equivalents (not in excess of the amount of Investments originally made after taking into account any additional costs thereof).  In no event shall a guarantee of an operating lease of the Borrower or any of its Subsidiaries be deemed an Investment.

“Ireland” means the island of Ireland, exclusive of Northern Ireland.

“Irish Companies Act” means the Companies Act 2014 (as amended) of Ireland.

“Irish Guarantor” means any Guarantor incorporated in Ireland.

“Irish Loan Party” means any Loan Party incorporated in Ireland.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, in which Borrower or any of its Subsidiaries holds any Capital Stock; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Know-How” means all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulations formulas, data (including pharmacological, toxicological, non-clinical data, clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), inventions, devices, assays, chemical formulations, specifications, product samples and other samples, physical, practices, procedures, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority, research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples in each case, knowledge, know-how, trade secrets and the like, in written, electronic, oral or other tangible or intangible form, patentable or otherwise, which are not generally known.

“Latest Maturity Date” means, as of any date of determination, the latest maturity date applicable to any Term Loan hereunder as of such date.

[***]

[***]

“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“License Agreements” has the meaning set forth in Section 4.23(b).

“Licensee” means any third party to which Borrower or any of its Affiliates with rights in any Product, directly or indirectly through multiple tiers, grants a license, a sublicense, or other right to Commercialize a Product in any jurisdiction.

“Lien” means any lien, mortgage, land charge, pledge, assignment, collateral assignment or transfer for security purposes, hypothec, deed of trust, security interest, license or sublicense, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, including under German law any extended title retention agreement), any other proprietary security interests, a mandate to grant a mortgage, a pledge or any other real surety charge and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

[***]

“Loan” means any Term Loan.

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at the Payment Office, and with respect to Borrower, in which it will be charged with the Term Loan made to, and all other Obligations incurred by the Loan Parties.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letters, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, the Perfection Certificate, any intercreditor agreement to which the Administrative Agent and the Borrower are parties thereto executed pursuant to the terms of this Agreement, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of Administrative Agent or any Lender related hereto.

“Loan Party” means Borrower or any Guarantor.

“Loan Party Partner” has the meaning set forth in Section 4.31(a).

“LSI” has the meaning specified in the preamble hereto.

“Management Determination” has the meaning set forth in Section 7.15(f)(ii).

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

[***].

“Material Adverse Effect” means a material adverse effect with respect to (a) the business operations, properties, assets, financial condition, or liabilities of Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform its payment obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party, (d) the validity, perfection or priority of Administrative Agent’s Liens on the Collateral (to the extent required by the Loan Documents) or (e) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document (except, in the case of clauses (d) and (e) of this definition, by reason of the failure of Administrative Agent or any Secured Party to take any action within its control or by reason of any action taken by Administrative Agent or any Secured Party).

“Material Authorization” means any foreign regulatory approvals or licenses necessary for the development or Commercialization of any Product in any Material Jurisdiction.

“Material Contract” means [***].

“Material Jurisdiction” means [***].

“Material Real Property” means any fee-owned real property that is owned by any Loan Party with a fair market value in excess of $[***].

“Material Regulatory Liabilities” means (i) any Liabilities arising from the violation of applicable FDA Laws, Public Health Laws, Health Care Laws, and other applicable comparable Requirements of Law, or the terms, conditions of or requirements applicable to any Registrations (including costs of actions required under applicable Requirements of Law, including FDA Laws and Health Care Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval or licensure, recall, revocation, suspension, import detention and seizure of any Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), (a) exceed [***], individually or in the aggregate, or (b) could reasonably be expected to result in a Material Adverse Effect.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, land charge (Grundschuld), deed of trust or deed to secure debt that encumbers Real Property, in form and substance reasonably satisfactory to Administrative Agent and the Borrower, made by a Loan Party in favor of Administrative Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Administrative Agent.

“MSC Subsidiary” means Scholar Rock Securities Corporation, a Subsidiary of Borrower that is a corporation that qualifies as a Massachusetts securities corporation by meeting the requirements of Chapter 63, Section 38B of the Massachusetts General Laws.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Assets” means, in relation to a German Guarantor (or, in case a German Guarantor is a German KG Guarantor, its German GP Company), and subject to Sections 7.15(c) and (d), an amount equal to (i) the aggregate amount of that German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, C, D and E HGB) less (ii) aggregate amount of that German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) liabilities and liability reserves (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB).

“Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to:  (i) Cash payments received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide costs or expenses incurred in connection with such Asset Sale that are properly attributable to such Asset Sale and to the extent paid or payable to non-Affiliates, including (A) income or gains Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period in which the sale occurs (after taking into account available loses, deductions and tax attributes that may reduce otherwise payable Taxes) and any reasonable and unavoidable repatriation Taxes associated with receipt or distribution by the applicable taxpayer of such proceeds, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (C) a reasonable reserve for (x) any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale, and (y) any liabilities associated with such property and retained after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (D) any reasonable and documented out-of-pocket fees or expenses incurred in connection therewith; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds, (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to:  (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (A) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual costs or expenses incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (B) any bona fide costs and expenses incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith, (c) with respect to any issuance of Capital Stock, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by Borrower or any Subsidiary in connection therewith and (d) with respect to any Royalty Monetization Transaction, the cash proceeds thereof, net of all Taxes, fees, premiums, costs and expenses incurred (or made, paid, owed or payable) by Borrower or any Subsidiary in connection therewith.

[***].

[***].

“Note” means a promissory note evidencing the Initial Term Loan, a Delayed Draw Term Loan or an Incremental Term Loan, as applicable.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to Administrative Agent (including former Administrative Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), the Prepayment Premium, Erroneous Payment Subrogation Rights, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” has the meaning specified in the definition of “Anti-Terrorism Laws”.

“OFAC Sanctions Programs” means the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224.

“Officer’s Certificate” means an Officer’s Certificate substantially in the form of Exhibit F.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate of incorporation, its articles or memorandum of incorporation, organization or association, and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its articles of organization, and its operating agreement (or, in each case of (a) through (d), the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including, without limitation, in relation to any entity incorporated or established in Germany its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag), as the case may be, its list of shareholders (Liste der Gesellschafter), if applicable, and an up-to-date electronic extract from the commercial register (elektronischer Handelsregisterauszug)).  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Parallel Liability” means a Loan Party’s undertaking pursuant to Section 9.14 of this Agreement.

“Participant Register” has the meaning specified in Section 10.6(h)(ii).

“Patent” means any patent or patent application, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend the duration or any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub.  L. 109-177.

“Payment Office” means Administrative Agent’s office located at 399 Park Avenue, 37th Floor, New York, New York 10022 or such other office or offices of Administrative Agent as may be designated in writing from time to time by Administrative Agent and Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is or was, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower, or any of its ERISA Affiliates, and which is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition by Borrower or its Subsidiaries, whether by purchase, merger, in-licensing or otherwise, of all or substantially all of the assets of, a majority of the Capital Stock of, or a business line or unit or a division of, or Patents, royalty rights or similar or related assets of, any Person; provided that:

(a)[***], at the time of, and immediately after, giving effect thereto, no Event of Default shall have occurred and be continuing or would immediately result therefrom;
(b)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
(c)in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary in connection with such acquisition shall be owned 100% by a Loan Party (other than directors’ qualifying shares or nominee or other similar shares required pursuant to any Requirement of Law), and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary, any actions required to be taken as of such date as set forth in Section 5.10, Section 5.11 and/or Section 5.12, as applicable;
(d)any Person or assets or division as acquired in such Permitted Acquisition shall be in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date (or in lines of business reasonably related, complementary or incidental thereto [***], or such other lines of business as may be consented to by Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed));
(e)the acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired or a court of competent jurisdiction; and
(f)the total Acquisition Consideration paid or payable in connection with such acquisition together with all other Permitted Acquisitions consummated on or after the Closing Date shall not exceed [***].

“Permitted Convertible Indebtedness” means Indebtedness of Borrower that is convertible based on a fixed conversion rate (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) into shares of Common Stock of Borrower (or other securities or property following a merger event or other change of the Common Stock of Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such Common Stock or such other securities); provided that (a) at the time such Indebtedness is incurred, no Default or Event of Default has occurred and is continuing or would immediately occur as a result of such incurrence, (b) all necessary corporate, company, shareholder or similar actions shall be taken and consents obtained in connection with the issuance of such Indebtedness, (c) the issuance of such Indebtedness shall be consummated in compliance with all applicable Requirements of Law, and (d) the documentation evidencing such Indebtedness shall have been delivered to Administrative Agent, together with a certificate of the chief financial officer of Borrower certifying that such Indebtedness constitutes Permitted Convertible Indebtedness, and shall be subject to customary terms for similar convertible transactions in the public markets (as determined by Borrower in good faith), including all of the following terms: (i) it shall be (and shall remain at all times) unsecured, (ii) it shall not have a scheduled maturity (and shall not have any scheduled amortization of principal) prior to the date that is [***] days after the Term Loan Maturity Date in effect at the time such Indebtedness is incurred, (iii) [***], (iv) it shall have no restrictions on Borrower’s ability to grant liens securing the Obligations, (v) it shall not prohibit the incurrence of the Obligations, (vi) it is not guaranteed by any Subsidiary, and (vii) any cross-default or cross acceleration event of default (howsoever defined) provision contained therein that relates to Indebtedness for borrowed money of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least [***] days (after written notice to Borrower by the trustee of such Permitted Convertible Indebtedness or to Borrower and such trustee by holders of at least [***]% in aggregate principal amount of such Permitted Convertible Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default [***] under such cross-default or cross acceleration provision.

“Permitted Equity Derivative” means any forward purchase, accelerated share repurchase, call option, capped call, bond hedge, warrant or other derivative transactions in respect of Borrower’s Common Stock; provided, that (w) the terms, conditions and covenants of each such transaction shall be customary for transactions of such type, as determined by Borrower in good faith, (x) such transaction shall permit, at the option of Borrower, settlement in Common Stock of Borrower, (y) such transaction is entered into contemporaneously and otherwise in connection with the issuance of Permitted Convertible Indebtedness, and (z) such transaction may satisfy the equity classification conditions in FASB ASC 815-40 or any successor thereto, as determined by Borrower in good faith.

“Permitted Indebtedness” means:

(a)the Obligations;
(b)to the extent constituting Indebtedness, Permitted Intercompany Investments; provided, that such Indebtedness shall be unsecured and the parties thereto are party to an Intercompany Subordination Agreement;
(c)Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety (Bürgschaft), surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions, Asset Sales or any other sale, disposition or other transaction permitted hereunder;
(d)Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;
(e)Indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety (Bürgschaft), surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations;
(f)(i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and (ii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(g)Indebtedness described in Schedule 6.1, and any Permitted Refinancing Indebtedness in respect of such Indebtedness;
(h)Indebtedness, together with any Permitted Refinancing Indebtedness in respect of such Indebtedness, in an aggregate amount outstanding not to exceed at any time [***] with respect to (1) Capital Leases and (2) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness;
(i)guaranties with respect to Indebtedness of Borrower or any of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness and to the extent such guaranties are not prohibited by Section 6.7; provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such guaranty shall be subordinated to the Obligations on terms at least as favorable to the Secured Parties as those contained in the subordination of such Indebtedness;
(j)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;
(k)adjustment of purchase price, deferred purchase price and compensation, or other similar arrangements incurred by such Person in connection with Permitted Acquisitions, any Investment permitted hereunder or any license, sublicense, transfer, disposition, sale or other Asset Sale permitted hereunder in an aggregate amount outstanding not to exceed at any time [***];
(l)Indebtedness of a Person whose assets or Capital Stock are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount outstanding, together with any Permitted Refinancing Indebtedness in respect thereof, not to exceed at any time [***]; provided, that such Indebtedness (i) is either purchase money Indebtedness or a Capital Lease with respect to equipment or mortgage financing with respect to a facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;
(m)(i) Permitted Convertible Indebtedness in an aggregate outstanding principal amount not to exceed at any time [***] and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(n)Indebtedness, together with any Permitted Refinancing Indebtedness in respect of such Indebtedness, consisting of obligations in respect of letters of credit, surety (Bürgschaft), surety bonds or performance bonds in an aggregate outstanding principal amount not to exceed at any [***];
(o)Indebtedness incurred in the ordinary course of business and owed to any financial institution in respect of (i) purchasing or credit card programs in an aggregate outstanding amount not to exceed at any time [***] and (ii) treasury, depository or cash management services, including any payments in connection with the termination thereof;
(p)Indebtedness consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business;
(q)customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(r)Indebtedness incurred in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for collection purposes, in each case incurred or undertaken in the ordinary course of business;
(s)guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, sub-lessors, licensees, sub-licensees and distribution partners;
(t)obligations under Permitted Royalty Monetization Transactions;
(u)obligations under any Hedging Agreement;
(v)(i) Indebtedness of Joint Ventures and (ii) guarantees of Indebtedness of Joint Ventures, in each case, that are not Subsidiaries; provided the aggregate principal amount or liquidation preference, as applicable, of Indebtedness incurred or guaranteed pursuant to this clause (v) does not exceed, at any time, $[***];
(w)other Indebtedness, together with any Permitted Refinancing Indebtedness in respect of such Indebtedness, of Borrower and its Subsidiaries, in an aggregate amount not to exceed at any time [***];
(x)upon and following FDA Approval, (A) Indebtedness of Borrower and its Subsidiaries in respect of an ABL Facility in an aggregate amount at any time outstanding not to exceed [***]; provided that, (x) such Indebtedness shall at all times be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, (y) the advance rate in respect of accounts receivables under such ABL Facility shall not exceed [***]%, and (z) the advance rate in respect of inventory under such ABL Facility shall not exceed [***]% and (B) any Permitted Refinancing Indebtedness in respect of such Indebtedness; and
(y)[***].

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (x) the principal amount of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees, similar fees or other fees) incurred in connection with such refinancing.

“Permitted Intercompany Investments” means Investments by (a) a Loan Party to or in another Loan Party, (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or an advance, the parties thereto are party to an Intercompany Subordination Agreement, (d) the Loan Parties in Subsidiaries that are not Loan Parties to the extent such Investments constitute bona fide transfer pricing transactions, cost-sharing arrangements or “cost-plus” arrangements in the ordinary course of business, (e) [***], and (f)  the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount not to exceed [***]; provided that, no (i) approved Product or Product for [***], (ii) Product Intellectual Property Rights related to [***] or (iii) Material Authorization [***] shall be assigned, transferred, contributed, licensed, sublicensed, or otherwise disposed by any Loan Party pursuant to this clause (f) [***].

“Permitted Investments” means:

(a)Investments in Cash and Cash Equivalents;
(b)Permitted Intercompany Investments;
(c)loans and advances to employees of Borrower and its Subsidiaries made in the ordinary course of business and in an aggregate amount outstanding not to exceed at any time $[***];
(d)Permitted Acquisitions;
(e)Investments described in Schedule 4.2;
(f)any Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;
(g)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(h)Investments in the ordinary course of business consisting of customary trade arrangements with customers;
(i)advances made in connection with purchases of goods or services in the ordinary course of business;
(j)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;
(k)so long as no Event of Default has occurred and is continuing or would immediately result therefrom, Investments in Joint Ventures in an aggregate outstanding amount not to exceed at any time [***];

(l)Permitted Equity Derivatives;
(m)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(n)Investments under Hedging Agreement permitted under this Agreement;
(o)any Investment of the non-cash consideration received from an Asset Sale or other license, sublicense, sale, transfer or disposition that, in each case, was made pursuant to and in compliance with this Agreement;
(p)Investments consisting of earnest money deposits made by Borrower or its Subsidiaries in connection with any letter of intent or other agreement in respect of any Investment permitted by this Agreement;
(q)acquisitions of obligations of one or more officers or other employees of Borrower or any Subsidiary of Borrower in connection with such officer’s or employee’s acquisition of Capital Stock of any direct or indirect parent of Borrower, so long as no cash is actually advanced by Borrower or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;
(r)guarantees of operating leases or of other obligations, in each case, that do not constitute Indebtedness, and are entered into by Borrower or any Subsidiary in the ordinary course of business;
(s)Investments consisting of the redemption, purchase, repurchase or retirement of any Capital Stock of Borrower permitted by this Agreement;
(t)[***], so long as no Event of Default has occurred and is continuing or would immediately result therefrom, other Investments in an aggregate amount outstanding not to exceed at any time [***]; and
(u)[***].

“Permitted Liens” means:

(a)Liens in favor of Administrative Agent (and, if applicable, directly to Secured Parties) for the benefit of Secured Parties granted pursuant to any Loan Document;
(b)Liens for Taxes (i) not yet due and payable or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made;
(c)statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen, materialmen and other contractor, and other Liens imposed by applicable law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(d)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety (Bürgschaft), surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(e)easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;
(f)any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(g)Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(h)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k)Liens described in Schedule 6.2; provided that any such Lien shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;
(l)Liens securing Capital Leases or purchase money Indebtedness permitted pursuant to clause (h) of the definition of Permitted Indebtedness; provided, any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness;
(m)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;
(n)Liens assumed by Borrower and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (l) of the definition of Permitted Indebtedness;
(o)(i) Liens solely on any cash deposits securing Indebtedness permitted pursuant to clause (n) of the definition of Permitted Indebtedness not in excess of [***], (ii) Liens on cash deposits not exceeding in the aggregate, at any time [***], securing Indebtedness permitted pursuant to clause (o)(i) of the definition of Permitted Indebtedness, and (iii) Liens granted in the ordinary course of business on cash deposits securing Indebtedness permitted pursuant to clause (o)(ii) of the definition of Permitted Indebtedness;

(p)Liens in favor of vendors or suppliers of such Person in the ordinary course of business to the extent encumbering property purchased from or provided by such vendors or suppliers and the proceeds thereof;
(q)Liens securing any judgments, writs or warrants of attachment or similar process not constituting an Event of Default under Section 8.1(h);
(r)leases, subleases, licenses or sublicenses that are permitted by Section 6.9(b) or otherwise excluded from the definition of Asset Sale;
(s)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, as part of a bank’s standard term and conditions; provided, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(t)Liens (i) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; and (ii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(u)(i) subject to any Acceptable Intercreditor Agreement, Liens granted under the definitive documents governing any Permitted Royalty Monetization Transaction and (ii) customary back-up security interests granted under any Permitted Royalty Monetization Transaction;
(v)Liens on specific items of inventory or other goods and proceeds of Borrower or a Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(w)Liens arising from, or from UCC financing statement filings regarding, operating leases or consignments entered into by Borrower or its Subsidiaries in the ordinary course of business;
(x)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(y)any encumbrance or restriction, including any put and call arrangements, related to Capital Stock in any Joint Venture set forth in the Organizational Documents of such Joint Venture or any related joint venture, shareholders’ or similar agreement;
(z)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(aa)to the extent constituting Liens, licenses and sublicenses under any Permitted Product Agreement Transaction;

(bb)Liens that secure Indebtedness permitted by clause (u) of the definition of Permitted Indebtedness; provided that the aggregate principal amount of Indebtedness secured by such Liens shall not exceed [***];
(cc)Liens in favor of the lender(s), institution(s) and/or agent party to the ABL Facility on [***];
(dd)other Liens incurred in the ordinary course of business of Borrower or any Subsidiary of Borrower with respect to obligations in aggregate amount outstanding not to exceed, at any time [***]; and
(ee)Liens over any bank accounts or custody accounts or other clearing banking facilities held with any bank or financial institution arising from the standard terms and conditions of such bank or financial institution (AGB Pfandrechte).

Notwithstanding the foregoing, no Liens on any Product, Product Patent or Registrations shall be permitted (other than non-consensual Liens constituting “Permitted Liens” and Liens described in clauses (a), (r), (u), and (aa) above).

[***].

“Permitted Product Agreement” means [***].

“Permitted Product Agreement Transaction” means a license or sublicense transaction (or other arrangement that provides rights or benefits) under any Product Intellectual Property Rights or Registrations or otherwise pursuant to a Permitted Product Agreement; provided that (a) the consideration received for any such transaction shall be in an amount at least equal to the fair market value thereof (as reasonably determined by the Borrower’s Board of Directors [***], (b) [***] no Event of Default shall have occurred and be continuing at the time of such transaction or immediately result therefrom and (c) no proceeds thereof shall be used to finance the repurchase of Capital Stock of the Borrower or pay dividends on any Capital Stock of the Borrower [***].

“Permitted Refinancing Indebtedness” means any Indebtedness of Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Borrower or any of its Subsidiaries; provided that:

(a)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, costs and expenses, including make-wholes or premiums, incurred in connection therewith);
(b)such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(c)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to Administrative Agent and the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(d)such Indebtedness is incurred either by Borrower or by the Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(e)in the case of Permitted Convertible Indebtedness, such Indebtedness complies with the terms set forth in the proviso of the definition of Permitted Convertible Indebtedness.

“Permitted Royalty Monetization Transaction” means [***].

“Permitted Royalty Monetization Transaction Document” has the meaning specified in the definition of “Acceptable Intercreditor Agreement”.

“Person” means and includes natural persons, corporations, companies, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Information” means (i) any information that relates to, identifies or reasonably can be used to identify a natural person or (ii)  any information defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information,” “nonpublic personal information,” or similar term under applicable Data Protection Laws.

“Pledge and Security Agreement” means the Pledge and Security Agreement executed by Grantors in favor of Administrative Agent for the benefit of the Secured Parties.

“Prepayment Premium” has the meaning specified in the Agent Fee Letter.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower and each Lender.

“Privacy Policies” has the meaning specified in Section 4.34.

“Pro Forma” or “Pro Forma Basis” means, with respect to any pro forma calculation called for by this Agreement to be made Pro Forma or on a Pro Forma Basis, as of any time, that pro forma effect will be given to any Permitted Acquisition or any other Investment permitted under any Loan Document, as follows:

(a)with respect to any incurrence, assumption, guarantee, redemption or permanent repayment of Indebtedness, such ratio will be calculated giving pro forma effect thereto as if such incurrence, assumption, guarantee, redemption or permanent repayment of Indebtedness had occurred on the first day of such Test Period;

(b)with respect to any Permitted Acquisition or any other Investment permitted under any Loan Document, such ratio or other calculation will be calculated giving pro forma effect thereto as if such action occurred on the first day of such Test Period;

(c)with respect to any merger, sale, transfer or other disposition, such ratio will be calculated giving pro forma effect thereto as if such action had occurred on the first day of such Test Period; and

(d)all Indebtedness assumed to be outstanding pursuant to preceding clause (a) shall be deemed to have borne interest at (i) in the case of fixed rate Indebtedness, the rate applicable thereto, or (ii) in the case of floating rate Indebtedness, (A) with respect to any portion of the relevant Test Period that such Indebtedness was outstanding, the actual rates applicable thereto and (B) with respect to any portion of the relevant Test Period that such Indebtedness was not in fact outstanding (or if such Indebtedness was not outstanding at any time during the relevant Test Period), the rate applicable thereto as of the applicable date of determination as if such rate had been the applicable rate for such portion of the Test Period (or the entire Test Period), in any such case under this clause (ii), after giving effect to the operation of any Hedging Agreements applicable to such floating rate Indebtedness.

“Pro Rata Share” means, with respect to:

(a)(i) a Lender’s obligation to make the Initial Term Loan, the percentage obtained by dividing (A) such Lender’s Initial Term Loan Commitment by (B) the total Initial Term Loan Commitment; (ii) a Lender’s obligation to make a Delayed Draw Term Loan, the percentage obtained by dividing (A) such Lender’s Delayed Draw Term Loan Commitment by (B) the aggregate amount of the Lenders’ Delayed Draw Term Loan Commitments, and (iii) a Lender’s right to make an Incremental Term Loan, the percentage obtained by dividing (A) such Lender’s outstanding Term Loans and unfunded Delayed Draw Term Loan Commitments by (B) the aggregate amount of the all Lenders’ outstanding Term Loans and unfunded Delayed Draw Term Loan Commitments;

(b)a Lender’s right to receive payments of interest, fees and principal with respect to a Term Loan, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan; and

(c)all other matters, the percentage obtained by dividing (i) the sum of such Lender’s Delayed Draw Term Loan Commitment and the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the sum of the total Delayed Draw Term Loan Commitment and the aggregate unpaid principal amount of the Term Loans.

“Product” means any product/development candidate (in all forms, presentations, doses, and formulations) being, or that has been, developed or Commercialized by Borrower or its Subsidiaries from time to time, including but not limited to any Product that is acquired or in-licensed (including, without limitation, pursuant to a Permitted Acquisition), including without limitation [***].

“Product Agreement” means any agreement entered into between Borrower or any of its Subsidiaries with another Person that includes the granting of a license or sublicense of any rights under any Product Intellectual Property Rights or Registrations or that allows such Person to manufacture, develop or Commercialize a Product.

“Product Intellectual Property Rights” means, with respect to an applicable Product, (a) the Product Patents of such Product, and (b) any and all Intellectual Property Rights owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, Borrower or its Subsidiaries relating to such Product.

“Product Patents” means the U.S. and foreign Patents and pending Patent applications owned or in-licensed by Borrower or any of its Subsidiaries, that are necessary or material to the research, development, manufacture, use or Commercialization of one or more of the Products.

“Projections” has the meaning specified in Section 5.1(t).

“Protective Advances” has the meaning specified in Section 9.11.

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, wholesale distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, clinical trial registration or post market requirements of any drug products (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) or Public Health Service Act (42 U.S.C. §262 et seq.), including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations, and comparable foreign legislation issued by other comparable Governmental Authorities (including, without limitation, the European Regulation (EC) No 726/2004, European Regulation (EC) No 507/2006 or the German Medicinal Products Act (Arzneimittelgesetz)), as well as applicable Requirements of Law relating to the licensure of entities that manufacture or distribute drug products.

“Purple Book Patents” means any Product Patents provided to a biosimilar applicant pursuant to 42 U.S.C. § 262, as such patent listing may be amended from time to time, together with all foreign counterpart patents.

“Qualified Capital Stock” means, with respect to any Person, all Capital Stock of such Person that are not Disqualified Capital Stock.

“Qualified Cash” means, as of any date of determination, the sum of (i) unrestricted Cash and Cash Equivalents (other than (x) restrictions created by the Collateral Documents, and (y) restrictions in favor of the ABL Facility lender(s), institutions(s) or agent to the extent the applicable Deposit Accounts or Securities Accounts is subject to a first priority lien in favor of the Administrative Agent (subject to Permitted Liens of the types described in clauses (a), (s), (t) and (ee) of the definition of “Permitted Liens”), and (z) Permitted Liens of the types described in clauses (a), (s), (t) and (ee) of the definition of “Permitted Liens”) of the Loan Parties held in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Accounts or Securities Accounts are (after the post-closing period set forth in Section 5.14) subject to a Control Agreement, less (ii) the Aged Payables Amount [***].

“Real Estate Asset” means, at any time of determination, any Real Property owned by a Loan Party, but only to the extent such Real Property constitutes Collateral and is encumbered by a Mortgage pursuant to the terms of this Agreement.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries.

“Recipient” means (a) Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 2.3(b).

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, registrations, certificates, or exemptions, in each case, of or issued by any Governmental Authority (including marketing approvals, investigational new drug applications, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, state manufacturing and distribution licenses or their foreign equivalent), in each case, that are required for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, Governmental Authority reimbursement, use and sale of Products.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, settlement agreement, corporate integrity agreement, deferred or non-prosecution agreement, warning letter, untitled letter, Form 483 or similar inspectional observations, civil investigative demand, subpoena, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued or required by the FDA, the U.S. Department of Health and Human Services or its departments thereunder, or under the Public Health Laws, or a comparable Governmental Authority in any other regulatory jurisdiction.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment, (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

“Required Lenders” means [***].

“Required Prepayment Date” has the meaning specified in Section 2.11(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

[***].

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Act or any comparable transaction under any similar law, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness.

[***].

“Restricted Obligations” has the meaning specified in Section 7.13(a).

“Royalty Monetization Transaction” means any monetization or financing transaction involving (a) the sale, transfer, option or collateralization of (i) any monetary payments (contingent or otherwise) payable to Borrower or its Subsidiaries by a counterparty under a Product Agreement, a royalty purchase agreement, a revenue interest financing agreement, a sale and purchase agreement or any similar agreement, or (ii) any revenues (contingent or otherwise) generated through the commercial sale of the Product to third parties, in each case whether in whole or in part or (b) the provision of financing for the development, manufacture and/or Commercialization of any Product in exchange for the future payment of royalties, milestones and other amounts (whether or not contingent), including but not limited to sales of royalty streams, royalty bonds and other royalty financings, synthetic royalty, development financing, and revenue interest transactions (including but not limited to clinical trial funding arrangements), and hybrid monetization transactions.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

[***]

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by the government of a country or territory, or (d) a Person ordinarily resident in a country or territory, in each case of clauses (a) through (d) that is a Sanctioned Jurisdiction.

“Sanctioned Jurisdiction”  means, at any time, each country or territory that is or has since April 24, 2019, been subject to a comprehensive OFAC Sanctions Program.  As of the Closing Date, the Sanctioned Jurisdictions include Cuba, Iran, North Korea, Syria (prior to July 1, 2025), the Crimea region of Ukraine, and the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine.

“Sanctioned Person” means, at any time (a) a Person or legal entity that is itself the target of Sanctions, including any Person named on the list of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, or Sectoral Sanctions Identification List maintained by OFAC, or any other applicable Sanctions-related list maintained by any Governmental Authority, (b) any Person located, organized or ordinarily resident in a Sanctioned Jurisdiction, or (c) any Person directly or indirectly owned 50.0% or more (individually or in the aggregate) or otherwise controlled (as relevant under Sanctions) by or acting on behalf of any such Person or Persons described in clauses (a) through (b) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, (e) the minister for Finance of Ireland, the Central Bank of Ireland, or (f) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933.

“Share Capital” means, in relation to a German Guarantor (or, in case a German Guarantor is a German KG Guarantor, its German GP Company), and subject to Sections 7.15(d) and (e) below, the aggregate amount of that German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) share capital (Stammkapital) as registered in the commercial register (Handelsregister).

“SMA” means spinal muscular atrophy.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit G.

“Solvent” means, (a) solely with respect to any Person that is not covered under clauses (b)-(d) below, with respect to any Person (other than a German Guarantor, Swiss Guarantor or Irish Guarantor), that as of the date of determination, both (i)(1) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (2) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections, and (3) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances, (b) solely with respect to any German Guarantor, that as of the date of determination, such Loan Party is neither (i) unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code nor (ii) overindebted within the meaning of section 19 of the German Insolvency Code, (c) solely with respect to any Irish Guarantor or any Irish Loan Party, as of the date of determination, such Loan Party not being unable to pay its debts within the meaning of Section 509(3) or Section 570 of the Irish Companies Act, and (d) solely with respect to a Swiss Guarantor that, as of the date of determination, such Swiss Guarantor is neither (i) unable to pay its debts as they fall due (zahlungsunfähig) or (ii) overindebted within the meaning of article 725b of the Swiss Code of Obligations, unless a valid and enforceable subordination (Rangrücktritt) in an amount sufficient to cover the respective shortfall (Unterdeckung) is put in place.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[***]

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock, shares, or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and, in relation to any person incorporated or established in Germany, a subsidiary within the meaning of sections 15 - 17 of the German Stock Corporation Act (Aktiengesetz); provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  When used herein, “Subsidiary” shall mean a Subsidiary of Borrower unless otherwise specified.

“Swiss Borrower” means any Borrower incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act.

“Swiss Code of Obligations” means the Federal Act on the Amendment of the Swiss Civil Code (Bundesgesetz über die Ergänzung des Shweizerischen Zivilgesetzbuch).

“Swiss Federal Tax Administration” means the tax authorities referred to in art. 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” means any Guarantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act.

“Swiss Loan Party” means a Swiss Borrower or a Swiss Guarantor.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

[***]

“Tax” means any present or future tax, levy, impost, duty, deduction or withholding (including backup withholding) assessment, fee or other charge imposed by any Governmental Authority, and any interest, penalties, additions to tax or other liabilities with respect thereto.

“Tax Deduction” means a deduction or withholding for or on account of Swiss Withholding Tax.

“Term Loan” means, collectively, the Initial Term Loan, each Delayed Draw Term Loan and each Incremental Term Loan (if any).

“Term Loan Commitment” means, collectively, the Initial Term Loan Commitments and the Delayed Draw Term Loan Commitments.

“Term Loan Maturity Date” means the earlier of (a) February 27, 2032 and (b) the date that the Term Loan shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Date” has the meaning specified in the definition of Excluded Subsidiary.

“Test Period” means [***]

“Threshold Amount” means [***].

“Title Company” has the meaning specified in Section 5.11.

“Title Policy” has the meaning specified in Section 5.11.

[***]

“Trading Day” means a day on which exchanges in the United States are open for the buying and selling of securities.

“Transaction Costs” means the reasonable and documented fees, costs and expenses payable by Borrower or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents (including the Closing Date Refinancing).

“Type of Loan” means with respect to any Term Loan, a Base Rate Loan or a SOFR Loan.

“Upstream and/or Cross-stream Guaranteed Liabilities” means, in relation to a German Guarantor, the liabilities which are (i) guaranteed by the Guarantee granted by that German Guarantor and (ii) owed by (A) direct or indirect shareholders of that German Guarantor or (B) Subsidiaries of such shareholders (such Subsidiaries not to include that German Guarantor and its Subsidiaries).

“U.S.” or “United States” means the United States of America (including all possessions and territories thereof).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(d)(i)(B)(3).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.11(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(b)the then outstanding principal amount of such Indebtedness.

“Withdrawal Event” means [***].

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Accounting and Other Terms.
(a)Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470 20 on financial liabilities shall be disregarded, (ii) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on December 1, 2018 shall be applied and (iii) with respect to revenue recognition and the impact of such accounting in accordance with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.
(b)All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise [***] determine.
(c)For purposes of determining compliance with any incurrence or expenditure tests set forth in this Agreement, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars ($)) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time); provided that, if any amounts incurred or expended in a foreign currency would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such incurrence or expenditure, such Dollar-denominated restriction shall be deemed not to have been exceeded solely as a result of such fluctuation in exchange rate.
Section 1.3Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, including any Prepayment Premium, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 or Section 10.3 of this Agreement that have accrued and are unpaid, and (iii) all fees, charges (including loan fees, service fees, professional fees, and expense reimbursement) and other Obligations that have accrued hereunder or under any other Loan Document and are unpaid, and (iv) the termination of all of the Term Loan Commitments.  Notwithstanding anything in this Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (c) any reference herein to any Person shall be construed to included such Person’s successors and permitted assigns.  Each reference to a “license” shall also include any “sublicense” and each reference to a “lease” shall also include any “sublease” when permitting any such action under any Loan Document.  This Section 1.3 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.4Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.
Section 1.5Certain Matters of Construction.  References in this Agreement to “determination” by Administrative Agent include good faith estimates by Administrative Agent (in the case of quantitative determinations) and good faith beliefs by Administrative Agent (in the case of qualitative determinations).  [***].  [***] a Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent and the Lenders.  Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to [***].  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”  If at any time any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets set forth in any Section or clause of this Agreement or any other Loan Document or any definition used therein or in any Loan Document, the

Borrower and its Subsidiaries may divide, classify and/or designate such action or transaction (or any portion thereof), and later (on one or more occasions) may re-divide, re-allocate, re-classify and/or re-designate such action or transaction (or any portion thereof), as consummated in reliance on one or more of such exceptions, thresholds and baskets within the same covenant as the Borrower or such Subsidiary may determine in its sole discretion from time to time, [***].

Section 1.6Rates.  Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.19, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes [***].  Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Borrower [***].  Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service [***].
Section 1.7Financial Metrics.  For purposes of determining any financial metric, including, without limitation, Consolidated Total Assets of Borrower and its Subsidiaries, in connection with any test, requirement, condition or calculation using such metric required hereunder to determine whether any action taken or to be taken by Borrower is permitted hereunder [***], Borrower shall use such number as of the last date for which Borrower has, or is required to have, filed or otherwise delivered financial reporting under Section 5.1 hereof (giving pro forma effect to any proposed action).
Section 1.8Calculation of Baskets.  If any of the baskets set forth in Article VI of this Agreement are exceeded solely as a result of fluctuations in Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement or any other Loan Document, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.
Section 1.9[***].  [***].
Section 1.10Swiss Terms.  Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Swiss Loan Party or the context so requires, a reference to (i) “Organizational Documents” includes a copy of a certified excerpt from the commercial register and a copy of the certified up-to-date articles of association (evidencing, where relevant, the capacity to enter into obligations of an up- or cross-stream nature), and (ii) liquidation, bankruptcy, insolvency, reorganization, moratorium or any similar proceeding means that such Swiss Loan Party is unable to or admits inability to pay its debts as they fall due (zahlungsunfähig), or is deemed to or declared to be unable to pay its debts, suspends or threatens to suspends making payments on any of its debts, or is over-indebted

(überschuldet) under article 725b of the Swiss Code of Obligations, unless a valid and enforceable subordination (Rangrücktritt) in an amount sufficient to cover the respective shortfall (Unterdeckung) is put in place, or (a) has initiated against it, (b) it is legally obliged to initiate, or (c) initiates (A) bankruptcy proceedings (Konkurs), (B) proceedings leading to a provisional or a definitive composition moratorium (provisorische oder definitive Nachlassstundung), (C) proceedings leading to an emergency moratorium (Notstundung), or (D) any proceedings pursuant to article 731b of the Swiss Code of Obligations which lead to its dissolution or liquidation, or any proceeding having similar effects in force at that time.
Section 1.11German Terms.  In this Agreement, where it relates to a German Person or the context so requires, a reference to:
(a)a “director” and/or “board of directors” includes any statutory legal representative (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer), a member of the board of directors (Vorstand) or any of its authorized signatories (Prokurist);
(b)“German Insolvency Code” means Insolvenzordnung;
(c)a Person being “insolvent” or “unable to pay its debts” includes that Person being illiquid (zahlungsunfähig) in the meaning of section 17 of the German Insolvency Code or being over-indebted (überschuldet) in the meaning of section 19 of the German Insolvency Code;
(d)“insolvency proceedings” includes any insolvency proceedings (Insolvenzverfahren) pursuant to the German Insolvency Code;
(e)any “procedure or step” in connection with insolvency proceedings includes instances where for any of the reasons set out in sections 17 through 19 (each inclusive) of the German Insolvency Code, a German entity files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) in accordance with the German Insolvency Code (including, by way of (vorläufige) Eigenverwaltung or Schutzschirmverfahren), an order of provisional measures pursuant to section 21 of the German Insolvency Code (Anordnung vorläufiger Maßnahmen) or its directors are required by law to file for insolvency.
(f)a “liquidator”, “receiver”, “administrative receiver”, “compulsory manager” or “administrator” includes an Insolvenzverwalter, a vorläufiger Insolvenzverwalter, a Zwangsverwalter or a Sachwalter;
(g)a “winding up”, “administration”, “official management” or “dissolution” includes insolvency proceedings (Insolvenzverfahren), opening proceedings (Insolvenzeröffnungsverfahren) and/or the refusal to open proceedings for insufficiencies of assets (Abweisung mangels Masse); and
(h)a “merger” includes any corporate measure contemplated by the German Transformation Act (Umwandlungsgesetz) as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other.

Article II

LOANS
Section 2.1Term Loans.
(a)Initial Term Loans; Delayed Draw Term Loans; Incremental Term Loans.  Subject to the terms and conditions hereof:
(i)each Lender, severally and not jointly, agrees to make, on the Closing Date, an Initial Term Loan to Borrower in an amount equal to such Lender’s Initial Term Loan Commitment;
(ii)at the option of Borrower, each Lender, severally and not jointly, agrees to make, (x) on one occasion during the DDTL-1 Commitment Period, DDTL-1 Loans to Borrower in an aggregate amount not to exceed such Lender’s DDTL-1 Commitment and (y) on one or more occasions during the DDTL-2 Commitment Period, DDTL-2 Loans to Borrower in an aggregate amount not to exceed such Lender’s DDTL-2 Commitment; and
(iii)at the sole option of Borrower, and subject to the approval of Lenders in their sole discretion, each Lender may, severally and not jointly, make Incremental Term Loans to Borrower in an aggregate amount not to exceed [***] $200,000,000 [***].

Borrower may make only one borrowing under the Initial Term Loan Commitment, which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Section 2.9, all amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Term Loan Maturity Date.  Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Credit Date on which such Lender funds the Initial Term Loans after giving effect to the funding of such Term Loans on such Credit Date.  Each Lender’s Delayed Draw Term Loan Commitment shall be reduced immediately and without further action, on a dollar for dollar basis, and upon being reduced to zero shall terminate immediately and without further action, in each case on the Credit Date on which such Lender funds a Delayed Draw Term Loan after giving effect to the funding of such Term Loan on such Credit Date.

(b)Borrowing Mechanics for Term Loans.
(i)Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than [***] Business Days prior to the Closing Date (or such shorter period permitted by Administrative Agent), with respect to Term Loans made on the Closing Date.  Following the Closing Date (and subject to the conditions set forth in Section 3.2), whenever Borrower desires that Lenders make a Delayed Draw Term Loan or an Incremental Term Loan, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least [***] U.S. Government Securities Business Days in advance of the proposed Credit Date (or such shorter period permitted by Administrative Agent).  Except as otherwise provided herein, a Funding Notice for a Term Loan that is a SOFR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.  Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.  Administrative Agent and Lenders (A) may act without liability upon the basis of written or facsimile notice believed by Administrative Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Administrative Agent), (B) shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Term Loan on behalf of Borrower until Administrative Agent receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.
(ii)Each Lender shall make its applicable Term Loan available to Administrative Agent not later than 12:00 p.m. on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the applicable Term Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Borrower.
(iii)With respect to any Funding Notice requesting Incremental Term Loans, (a) Administrative Agent shall promptly forward such Funding Notice to each Lender and (b) each Lender shall, within [***] U.S. Government Securities Business Days of receipt of such Funding Notice, elect or decline to commit, on the applicable Credit Date, to provide its Pro Rata Share of such Term Loans.  During such [***] U.S. Government Securities Business Days period, Borrower shall provide to Administrative Agent, for distribution to the Lenders, such information as reasonably requested by Lenders, including, without limitation any information related to the use of funds of such Incremental Term Loans.
(iv)During the DDTL-1 Commitment Period, Borrower may make one draw of DDTL-1 Loans in an aggregate amount not to exceed $100,000,000, with each such draw to be in a minimum amount of $[***] and integral multiples of $[***] in excess of that amount.
(v)During the DDTL-2 Commitment Period, Borrower may make one or more draws of DDTL-2 Loans in an aggregate amount not to exceed $150,000,000, with each such draw to be in a minimum amount of $[***] and integral multiples of $[***] in excess of that amount.
(c)Pro Rata Shares; Availability of Funds.
(i)Pro Rata Shares.  All Loans (other than the Incremental Term Loans) shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(ii)Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for [***] Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.1(c)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
Section 2.2Use of Proceeds.  The proceeds of the Initial Term Loans shall be applied by Borrower (a) to finance the Closing Date Refinancing and to pay the Transaction Costs and (b) for working capital and general corporate purposes of Borrower and its Subsidiaries.  The proceeds of the Delayed Draw Term Loans shall be applied by Borrower (a) to pay Transaction Costs, (b) for working capital and general corporate purposes of Borrower and its Subsidiaries, and (c) [***].  No portion of the proceeds of the Term Loan shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act. For the avoidance of doubt, Borrower hereby authorizes Administrative Agent to net from the proceeds of any Credit Extension any expenses then due and owing in accordance with Section 10.2 of this Agreement.
Section 2.3Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loans; provided that, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the commitments of and principal amount of the Term Loans (and stated interest therein) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loan.  Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
(c)Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least [***] Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes.
Section 2.4Interest.
(a)Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a SOFR Loan, at Term SOFR plus the Applicable Margin.

(b)The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
(c)In connection with SOFR Loans there shall be no more than five (5) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a SOFR Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  At any time that a Default or an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that any portion of the Loans be a SOFR Loan and such SOFR Loans shall automatically convert to Base Rate Loans on the last day of the then current Interest Period.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall reasonably determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to Borrower and each Lender.
(d)Interest payable hereunder shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)Except as otherwise set forth herein, interest on each Term Loan shall be payable in cash and in arrears (i) on each Interest Payment Date and (ii) upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.
(f)In connection with the use or administration of Term SOFR, Administrative Agent will have the right, in consultation with Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further consent of any other party to this Agreement or any other Loan Document.  Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
(g)If a Tax Deduction is required by Swiss law to be made by a Swiss Guarantor in respect of any interest payable under this Agreement and should paragraph (a) of Section 2.15 be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment in the absence of this paragraph (g) divided by (ii) 1 minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and all references to a rate of interest shall be construed accordingly.

Section 2.5Conversion/Continuation.
(a)Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
(i)to convert at any time all or any part of any Term Loan equal to $[***] and integral multiples of $[***] in excess of that amount from one Type of Loan to another Type of Loan; provided, a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or
(ii)upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Loan equal to $[***] and integral multiples of $[***] in excess of that amount as a SOFR Loan.
(b)Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least [***] in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least [***] Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a SOFR Loan); provided, that, in the event Borrower fails to deliver a Conversion/Continuation Notice, Borrower shall automatically be deemed to have delivered a Conversion/Continuation Notice for a conversion to, or continuation as, a SOFR Loan. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.
Section 2.6Default Interest.  Upon the occurrence and during the continuance of an Event of Default [***], the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder (including any Prepayment Premium, if applicable), shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is [***]% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans (the “Default Rate”).  All interest payable at the Default Rate shall be payable in cash on demand.  Payment or acceptance of the Default Rate of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
Section 2.7Fees.
(a)Borrower agrees to pay to Administrative Agent and Blue Owl Credit Advisors LLC, as applicable, all fees payable by it in the Fee Letters in the amounts and at the times specified therein.
(b)All fees referred to in Section 2.7(a) shall be calculated on the basis of a 360 day year and the actual number of days elapsed.
Section 2.8Repayment of Term Loans.  The principal amounts of the Term Loans shall be repaid, together with all other amounts owed hereunder with respect thereto, in full in cash no later than the Term Loan Maturity Date; provided, however, that if FDA Approval has not been received on or prior to September 30, 2027, the Term Loans shall be repaid in equal quarterly installments in an amount equal to 10% [***], commencing on October 1, 2027 and on the first Business Day of each Fiscal Quarter thereafter.

Section 2.9Voluntary Prepayments and Commitment Reductions.
(a)Voluntary Prepayments.
(i)Subject to the terms of the Agent Fee Letter, Borrower may prepay at any time the Term Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.18), in an aggregate minimum amount of $[***] and integral multiples of $[***] in excess of that amount.
(ii)All such prepayments shall be made upon not less than (x) [***] prior written notice in the case of Base Rate Loans and (y) [***] Business Days’ prior written notice in the case of SOFR Loans, in each case given to Administrative Agent by 10:00 a.m. on the date required (and Administrative Agent will promptly transmit such or original notice by facsimile or email to each Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.11(a) with respect to the Term Loans.
(b)Voluntary Commitment Reductions or Terminations.
(i)Borrower may, upon not less than [***] Business Days’ prior written confirmed in writing to Administrative Agent (which written notice Administrative Agent will promptly transmit by email to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part any unused portion of the Delayed Draw Term Loan Commitments; provided any such partial reduction shall be in an aggregate minimum amount of $[***] and integral multiples of $[***] in excess thereof.
(ii)Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Delayed Draw Term Loan Commitments shall be effective on the date specified in Borrower’s notice and, in the case of a partial reduction, shall reduce the Delayed Draw Term Loan Commitments of each Lender proportionately to its Pro Rata Share thereof.
Section 2.10Mandatory Prepayments.
(a)Asset Sales.
(i)No later than the [***] Business Day following the date of receipt by any Loan Party of any Net Proceeds from Asset Sales (other than any Asset Sale described in Section 6.9(b)(iii), (iv), (v), (vi), (vii), (viii), (x), (xi), or (xiv)) in excess of [***]; provided, such prepayment shall not be required so long as [***] provided, that if any such Net Proceeds are no longer intended to be or cannot be so reinvested or applied during the applicable [***] period [***], an amount equal to any such Net Proceeds shall, within five (5) Business Days after Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested or applied, be applied to the prepayment of the Term Loans as set forth in Section 2.11(a).
(ii)Nothing contained in this Section 2.10(a) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.9.
(b)Insurance/Condemnation Proceeds.  No later than the [***] Business Day following the date of receipt by any Loan Party, or Administrative Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking or other casualty in excess of [***], Borrower shall, subject to

Section 2.12(b), prepay the Term Loan as set forth in Section 2.11(a) in an aggregate amount equal to such Net Proceeds in excess of [***]; provided, such prepayment shall not be required so long as [***]; provided, that if any such Net Proceeds are no longer intended to be or cannot be so reinvested or applied during the applicable [***] period [***], an amount equal to any such Net Proceeds shall, within five (5) Business Days after Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested or applied, be applied to the prepayment of the Term Loans as set forth in Section 2.11(a).
(c)Issuance of Debt.  On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.
(d)Prepayment Certificate.  Concurrently with any prepayment of the Term Loan pursuant to Section 2.10(a) through Section 2.10(c), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds and compensation owing to Lenders pursuant to the Fee Letter, if any, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
Section 2.11Application of Prepayments.
(a)Application of Prepayments of Term Loans.  (i) Any prepayment of the Term Loan pursuant to Section 2.9 and (ii) except in connection with any Waivable Mandatory Prepayment provided for in Section 2.11(b), so long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.10, in each case, shall be applied as follows:

first, to prepay accrued and unpaid interest on the Term Loan;

second, to pay any applicable Prepayment Premium payable thereon; and

third, to prepay the principal of the (i) Initial Term Loan, subject to Section 2.8, ratably, and (ii) Incremental Term Loans, ratably.

(b)Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans pursuant to Section 2.10 (other than Section 2.10(c)), not less than [***] Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied in accordance with Section 2.11(a)), and (ii) to the extent of any excess, to Borrower for working capital and general corporate purposes.
(c)At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.12(f).  Nothing contained herein shall modify the provisions of Section 2.12(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.
Section 2.12General Provisions Regarding Payments.
(a)All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 10:00 a.m. on the date such payment is due and payable to Administrative Agent’s Account.  Funds received by Administrative Agent after that time on such due date may be deemed to have been paid by Borrower on the next Business Day.
(b)All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued but unpaid interest on the principal amount being repaid or prepaid, any Prepayment Premium and all other amounts due and payable hereunder with respect to the principal amount being repaid or prepaid.
(c)Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
(d)Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
(e)Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.
(f)At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.2, all payments or proceeds received by Administrative Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by Administrative Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral (for purposes of this Section 2.12(f), together, the “Recoveries”), shall be applied in full or in part as follows:

first, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to Administrative Agent until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium) and indemnities then due and payable to the Lenders with a Term Loan Commitment until paid in full;

fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full;

sixth, ratably to pay the principal of the Term Loan until paid in full;

seventh, ratably to pay the Obligations in respect of any Prepayment Premium then due and payable to the Lenders with a Term Loan Commitment until paid in full; and

eighth, to the ratable payment of all other Obligations then due and payable until paid in full;

provided, however, that if the Recoveries held by Administrative Agent are insufficient for payment in full of the Obligations as a result of a Secured Party being an Equitably Subordinated Creditor, such Equitably Subordinated Creditor shall not be entitled to its Pro Rata Share of any payment otherwise due under this Section 2.12(f).

(g)For purposes of Section 2.12(f) (other than clause eighth of Section 2.12(f)), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of clause eighth of Section 2.12(f), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(h)In the event of a direct conflict between the priority provisions of Section 2.12(f) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.12(f) shall control and govern.
(i)The Lenders and Borrower hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account with any amount then due and payable by Borrower under any Loan Document.  Each of the Lenders and Borrower agrees that Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied.  Any amount charged to the Loan Account shall be deemed a Loan hereunder made by the Lenders to Borrower, funded by Administrative Agent on behalf of the Lenders and subject to Section 2.2.  The Lenders and Borrower confirm that any charges which Administrative Agent may so make to the Loan Account as herein provided will be made as an accommodation to Borrower and solely at Administrative Agent’s discretion, provided that Administrative Agent shall from time to time in its discretion or upon the request of the Required Lenders, charge the Loan Account of Borrower with any amount due and payable under any Loan Document. Administrative Agent shall provide a reasonably detailed invoice for any amounts charged to the Loan Account (unless such charge is made at Borrower’s request) promptly upon request by Borrower.
(j)Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any SOFR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
Section 2.13Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under any Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Term Loans, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Term Loans in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
Section 2.14Increased Costs; Capital Adequacy.
(a)Compensation For Increased Costs and Taxes.  In the event that Administrative Agent or any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by Administrative Agent or such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law):  (i) subjects Administrative Agent or such Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to its Loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Administrative Agent or such Lender (other than any such reserve or other requirements with respect to SOFR Loans that are reflected in the definition of Term SOFR); or (iii) imposes any other condition (other than with respect to Taxes) on or affecting Administrative agent or such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to Administrative Agent or such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by Administrative Agent or such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to Administrative Agent or such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Administrative Agent or such Lender in its reasonable discretion shall determine) as may be necessary to compensate Administrative Agent or such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Administrative Agent or such Lender shall deliver to Borrower (with a copy to Administrative Agent, if applicable) a written statement, reasonably setting forth in reasonable detail the basis for calculating the additional amounts owed to Administrative Agent or such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loan to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within [***] Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, reasonably setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.15Taxes; Withholding, Etc.
(a)Withholding of Taxes.  All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax. If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Tax with respect to any sum paid or payable by any Loan Party to Administrative Agent or any Lender under any of the Loan Documents:  (1) Borrower shall promptly notify Administrative Agent of any such requirement or any change in any such requirement; (2) Borrower or the applicable Loan Party, if it is the applicable withholding agent, shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (3) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after all such deductions or withholdings have been made by any applicable withholding agent (including any such deductions or withholdings applicable to additional sums payable under this Section 2.15), the applicable Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (4) within [***] days after paying any sum from which Borrower or any other Loan Party is required by applicable law to make any deduction or withholding, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.
(b)Other Taxes.  The Loan Parties shall pay to the relevant Governmental Authorities (or, at the option of Administrative Agent, timely reimburse it for the payment of) any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).  Within [***] days after paying any such Other Taxes, each Loan Party shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that such Other Taxes have been paid to the relevant Governmental Authority.
(c)Tax Indemnification.

(i)The Loan Parties hereby jointly and severally agree to indemnify and hold Administrative Agent and any Lender harmless from and against all Indemnified Taxes (including, without limitation, Indemnified Taxes imposed or asserted on or attributable to any amounts payable under this Section 2.15) payable or paid by such Person or required to be withheld or deducted with respect to any payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted.  Such indemnification shall be paid within ten days from the date on which Administrative Agent or Lender makes written demand therefor.  A certificate as to the amount of such payment or liability reasonably delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)Each Lender shall severally indemnify Administrative Agent, within [***] days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(ii) relating to the maintenance of a

Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability reasonably delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph.

(d)Evidence of Exemption From Withholding Tax.
(i)Any Lender that is entitled to any exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(d)(i)(A), (i)(B) and (iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of

Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Internal Revenue Code Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s);
(ii)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(iii)If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(d)(iii), FATCA shall include any amendments made to FATCA after the date of this Agreement.
(iv)[***].  Notwithstanding anything to the contrary in this Section 2.15(d), a Lender shall not be required to deliver any documentation pursuant to this Section 2.15(d) that such Lender is not legally eligible to deliver.
(e)Treatment of Certain Refunds.  If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.15(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
Section 2.16Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.13, 2.14, 2.15 or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may reasonably deem reasonably appropriate, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13, 2.14, 2.15 or 2.18 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to take any of the foregoing measures pursuant to this Section 2.16 unless Borrower agrees to pay all reasonable and documented out-of-pocket incremental expenses incurred by such Lender as a result of taking such actions as described above.  A certificate as to the amount of any such reasonable and documented out-of-pocket expenses payable by Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) reasonably submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
Section 2.17Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes the subject of a Bail-In Action or violates any provision of Section 9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) a Term Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; and (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Term Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to Term Loans of other Lenders as if such Defaulting Lender had no Term Loans outstanding and the outstanding Term Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Term Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Term Loans of other Lenders (but not to the Term Loans of such Defaulting Lender) as if such Defaulting

Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b).  No Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17.  The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

Section 2.18Making or Maintaining SOFR Loans.
(a)Inability to Determine Rates.  Subject to Section 2.19, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(i)Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) in consultation with the Borrower that reasonable and adequate means do not exist for ascertaining “Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)the Required Lenders reasonably determine in consultation with the Borrower that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided written notice of such reasonable determination to Administrative Agent, then Administrative Agent will promptly so notify in writing Borrower and each Lender.

Upon written notice thereof (upon such reasonable determination) by Administrative Agent to Borrower, any obligation of the Lenders to make SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted.  Subject to Section 2.19, if Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) in consultation with the Borrower that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be reasonably determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate” until Administrative Agent revokes such reasonable determination.

(b)Illegality.  If any Lender reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR (the “Affected Loans”), or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon written notice thereof by such Lender (an “Affected Lender”) to Borrower (through Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be reasonably determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each Affected Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon written receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be reasonably determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to reasonably determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
(c)[Reserved].
(d)Booking of SOFR Loans.  Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)Assumptions Concerning Funding of SOFR Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.14 shall be made as though such Lender had actually funded each of its relevant SOFR Loans through the purchase of a SOFR deposit bearing interest at Term SOFR in an amount equal to the amount of such SOFR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such SOFR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its SOFR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.14.  Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.
Section 2.19Benchmark Replacement Setting.
(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent and the Borrower has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.19(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent and the Borrower will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming

Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document other than Administrative Agent and Borrower.
(c)Notices; Standards for Decisions and Determinations.  Administrative Agent will promptly notify Borrower and the Lenders, in writing, of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  Administrative Agent will notify in writing Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.19(d) and (y) the commencement or conclusion of any Benchmark Unavailability Period.  Any reasonable determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders), together with the Borrower, pursuant to this Section 2.19, including any reasonable determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.
(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent, together with Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent, together with Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period.  Upon Borrower’s receipt of written notice of the commencement of a Benchmark Unavailability Period, (1) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 2.20Incremental Term Loans.  After the Closing Date, Borrower may, with the prior written consent of Administrative Agent, on one or more occasions, request additional term loans (“Incremental Term Loans”) by delivering notice to Administrative Agent at least [***] Business Days prior to the requested Credit Date; provided, however, that [***]:
(a)(i) the aggregate amount of all such Incremental Term Loans shall not exceed [***] $200,000,000 [***] and (ii) each such Incremental Term Loan shall be in an amount not less than $[***]

and integral multiples of $[***] in excess of that amount (or such lesser amount then agreed to by Administrative Agent);
(b)the Lenders making such Incremental Term Loans have received investment committee approval (in such investment committee’s sole discretion) with respect thereto, and no Lender shall be obligated to provide any Incremental Term Loan Commitments or fund any Incremental Term Loan without its consent;
(c)the conditions precedent set forth in Section 3.2 of the this Agreement shall have been satisfied as of the date such Incremental Term Loans are incurred (it being understood and agreed that the incurrence of such Incremental Term Loans shall not be subject to any other conditions precedent set forth in Section 3.2 of this Agreement, except to the extent agreed to by Borrower and the Lenders providing such Incremental Term Loans);
(d)the terms and conditions with respect to any such Incremental Term Loans (including any fees payable in connection therewith) shall be set forth in the applicable Incremental Amendment with respect thereto; provided, however, that:
(i)the final maturity date of such Incremental Term Loans shall be no earlier than the Latest Maturity Date of the then outstanding Term Loans;
(ii)the Weighted Average Life to Maturity of such Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then outstanding Term Loans (determined without giving effect to any prepayments that reduce amortization or that would otherwise modify the Weighted Average Life to Maturity);
(iii)such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Term Loans;
(iv)such Incremental Term Loans (A) shall rank pari passu in right of payment and with respect to security with the Obligations, (B) may not be secured by any assets other than the Collateral and (C) may not be guaranteed by any Person that is not a Loan Party;
(e)except as otherwise expressly permitted in this Section 2.20 (and except for any terms and conditions with respect to any Incremental Term Loans that are applicable only after the Latest Maturity Date of the then outstanding Term Loans), the terms and conditions with respect to any Incremental Term Loans shall not be (A) materially more favorable to the Lenders of such Incremental Term Loans than the existing terms and conditions contained in the Loan Documents that apply to the Lenders of the then outstanding Term Loans (unless such existing terms and conditions contained in the Loan Documents are amended so as to conform to the materially more favorable terms and conditions that apply to the Lenders of the Incremental Term Loans) or (B) materially adverse to the Lenders of the then outstanding Term Loans (in their capacity as such Lenders); and
(f)the commitments in respect of such Incremental Term Loans (the “Incremental Term Loan Commitments”) shall become Term Loan Commitments hereunder pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each existing Lender agreeing to provide such Term Loan Commitment, if any, each additional Lender agreeing to provide such Commitment, if any, and Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this

Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.20.
Section 2.21Equitably Subordinated Creditors.
(a)Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes an Equitably Subordinated Creditor, such Equitably Subordinated Creditor shall not have the benefit, but only the obligation of, any sharing provisions under the Loan Documents and shall not be entitled to receive any payment, and Administrative Agent shall not be required to make any payment to the Equitably Subordinated Creditor, under or in connection with the Loan Documents in respect of any Equitably Subordinated Liabilities.
(b)To the extent that any Equitably Subordinated Liabilities would result in the subordination of Obligations towards any other Lenders under any Loan Document pursuant to Section 39 (1) no. 5 of the German Insolvency Code (Insolvenzordnung) or prejudice the validity or enforceability of any Lien granted in connection with this Agreement or guaranty and/or indemnity provided to any Lender pursuant to the Loan Documents, the relevant Equitably Subordinated Creditor shall be deemed not to be a Secured Party under any Collateral Document and shall not benefit from any such guaranty or indemnity.
Article III

CONDITIONS PRECEDENT
Section 3.1Closing Date.  The effectiveness of this Agreement, and the obligation of each Lender to make a Credit Extension on the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
(a)Loan Documents.  Administrative Agent shall have received copies of each Loan Document duly executed and delivered by each applicable Loan Party for each Lender.
(b)Organizational Documents; Incumbency.  Administrative Agent shall have received a Secretary’s or Director’s Certificate for each Loan Party attaching (i) copies of each Organizational Document of such Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers, authorized signatories or (managing) directors of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of such Loan Party, or, if applicable by the holders of the issued shares, approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary, assistant secretary authorized signatory or a (managing) director as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect, each dated a recent date prior to the Closing Date.
(c)Organizational and Capital Structure.  The organizational structure and capital structure of Borrower and its Subsidiaries shall be as set forth on Schedule 4.2.

(d)Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(e)Personal Property Collateral.  In order to create in favor of Administrative Agent (and, if applicable, also in favor of Secured Parties), for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Administrative Agent shall have received (subject to Section 5.14):
(i)evidence reasonably satisfactory to Administrative Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of Capital Stock (including stock certificates, if any, representing pledged Capital Stock along with appropriate endorsements), instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein or, to the extent applicable, other instruments necessary to create, perfect or evidence the security interest under applicable law), together with (A) appropriate financing statements on Form UCC-1 in form for filing in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and each other Collateral Document and (B) evidence reasonably satisfactory to Administrative Agent of the filing of such UCC-1 financing statements (or, to the extent applicable, evidence of registration or perfection under applicable law);
(ii)a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer (or, to the extent applicable, a duly authorized representative) of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search (or, to the extent applicable, other instruments or filings required under applicable law) and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and
(f)Financial Statements; Initial Projections.  Lenders shall have received from Borrower (i) the Historical Financial Statements and (ii) the Initial Projections.
(g)Evidence of Insurance.  Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, in each case, in form and substance reasonably satisfactory to Administrative Agent.
(h)Opinion of Counsel to Loan Parties.  Lenders and their respective counsel shall have received an executed copy of the favorable written opinions of Goodwin Procter LLP, counsel for

Loan Parties, as to such other matters as Administrative Agent may reasonably request, dated the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).
(i)Fees.  Borrower shall have paid to Administrative Agent, the fees and expenses then due and payable pursuant to Section 2.7 and Section 10.2, which such fees may be netted from the proceeds of the Initial Term Loan.
(j)No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Loan Documents or that would reasonably be expected to have a Material Adverse Effect.
(k)Closing Date Refinancing.  Administrative Agent shall have received (i) a payoff letter in respect of all Indebtedness and any and all other amounts outstanding under the Existing Credit Agreement and the termination of all extensions of credit thereunder, executed and delivered by all parties thereto, and evidence of the repayment in full of all such Indebtedness and other amounts pursuant to such payoff letter prior to or concurrent with the funding of the Initial Term Loan on the Closing Date (which evidence may be in the form of a funds flow showing payment in full of any and all amounts described or otherwise referred to in the payoff letter); and (ii) evidence that all Liens on or security interests in any and all collateral securing the payment of any such Indebtedness and any guaranty or other obligations of Borrower or any of its Subsidiaries under the Existing Credit Agreement in favor of any Person have been effectively terminated as of the Closing Date following such repayment in full of all such Indebtedness and other amounts pursuant to such payoff letter.
(l)No Material Adverse Effect/Material Regulatory Liability.  Since December 31, 2024 [***], no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect or a Material Regulatory Liability.
(m)Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
(n)Bank Regulations.  Administrative Agent shall have received all documentation and other information reasonably requested that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to Administrative Agent.
(o)Representations and Warranties.  The representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the date hereof shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.
(p)No Default or Event of Default.  No event shall have occurred and be continuing or would result from the consummation of the transactions contemplated herein that would constitute an Event of Default or a Default.
(q)No Contravention.  The making of the Term Loan shall not contravene any law, rule or regulation applicable to Administrative Agent or any Lender.
(r)Registrations.  All applicable Registrations from the FDA in respect of the Products shall be valid and subsisting and in full force and effect.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document or item required to be approved by or satisfactory to Administrative Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 3.2Conditions to Each Credit Extension. The obligation of each Lender to make the Initial Term Loan on the Closing Date or, except as otherwise noted below, any other Loan on any other Credit Date is, [***], subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
(a)Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice as and when required by Section 2.1(b)(i).
(b)Solvency Certificate.  On the applicable Credit Date, Administrative Agent shall have received a duly executed Solvency Certificate of an Authorized Officer of Borrower, dated as of the applicable Credit Date and addressed to Administrative Agent and Lenders, certifying that after giving effect to the consummation of the transactions contemplated herein including the funding of the Term Loans on the applicable Credit Date, Borrower, individually, and its Subsidiaries, on a consolidated basis when taken as a whole, are and will be Solvent.
(c)Officer’s Certificate.  Borrower shall have delivered to Administrative Agent a duly executed Officer’s Certificate providing that the conditions in Section 3.2(d), (e) and (f) have been satisfied or waived.
(d)Representations and Warranties.  As of the applicable Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;
(e)No Default or Event of Default.  As of the applicable Credit Date, no event shall have occurred and be continuing or would immediately result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
(f)Minimum Qualified Cash. On the applicable Credit Date, Administrative Agent shall have received reasonable evidence that the Loan Parties (on a pro forma basis immediately after giving effect to the Credit Extension, the Closing Date Refinancing (with respect to the Credit Extension to be made on the Closing Date) and the payment of all Transaction Costs required to be paid in Cash), are in compliance with Section 6.8 hereof.
(g)Fees. On each Credit Date, the Loan Parties shall have paid all fees, costs and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.7, and Section 10.2 hereof, which such fees shall be netted from the proceeds of the applicable Term Loan.
(h)Lender Approval.  Solely with respect to any Incremental Term Loans, the funding of such Term Loan shall have been approved by each applicable Lender in its sole and absolute discretion.
Article IV

REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to Administrative Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

Section 4.1Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.
Section 4.2Capital Stock and Ownership.  The Capital Stock of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any Subsidiary of Borrower is a party requiring, and there is no membership interest or other Capital Stock of such Subsidiary outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of Borrower or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Borrower or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.3Due Authorization.  The execution, delivery and performance of the Loan Documents and the consummation by each Loan Party of the transactions contemplated hereby and by the other Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.
Section 4.4No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of (i) any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, except, in the cases of clauses (a)(i) and (a)(iii), as would not reasonably be expected to result in a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties except as would not reasonably be expected to result in a Material Adverse Effect; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.
Section 4.5Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date.
Section 4.6Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
Section 4.7Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.  As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole.
Section 4.8Projections.  On and as of the Closing Date, the Projections of Borrower and its Subsidiaries for the period of Fiscal Year 2025 through and including Fiscal Year [***] (the “Initial Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Initial Projections are not to be viewed as facts and that actual results during the period or periods covered by the Initial Projections may differ from such Initial Projections and that the differences may be material; provided, further, as of the Closing Date, management of Borrower believed that the Initial Projections were reasonable.

Section 4.9No Material Adverse Effect.  Since December 31, 2024, [***], no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
Section 4.10Adverse Proceedings, Etc. There are no Adverse Proceedings that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) individually or in the aggregate, would materially impair Administrative Agent’s security interest in the Collateral, Borrower’s and its Subsidiaries’ respective rights, powers or remedies with respect to applicable Products or could otherwise reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules, laws or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign except to the extent such default could not reasonably be expected to result in a Material Adverse Effect.
Section 4.11Payment of Taxes.  All material Tax returns and reports required to have been filed by or with respect to Borrower and/or any of its Subsidiaries have been timely filed, and all material Taxes imposed on Borrower and/or any of its Subsidiaries (including in their capacity as a withholding agent), or with respect to their respective properties, assets, income, businesses and franchises, which have become due and payable have been paid when due and payable, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.  There is no pending or, to the knowledge of Borrower, proposed Tax assessment, deficiency, audit or other proceeding against Borrower or any of its Subsidiaries, except for such assessment, deficiency, audit or other proceeding that is being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.  Notwithstanding the foregoing, in the case of any Credit Date, matters occurring after the Closing Date that are permitted under Section 5.3 shall not violate this Section 4.11 with respect to such Credit Date.
Section 4.12Properties, Title.  Each of Borrower and its Subsidiaries has (a) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and valid title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements filed or otherwise delivered pursuant to Section 5.1, in each case except for (i) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9, (ii) defects in title or interests which would not, individually or in the aggregate, reasonably be expected to materially interfere with Borrower or its applicable Subsidiary’s ability to conduct its business as currently conducted or utilize such property for its intended purpose [***].  All such properties and assets that are material to the business of the Borrower and its Subsidiaries are in working order and condition, ordinary wear and tear excepted [***].  As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of all property owned or leased by Borrower and its Subsidiaries or where Collateral or books and records are located [***].
Section 4.13Environmental Matters.  Except as any such failure could not reasonably be expected to result in a Material Adverse Effect:

(a)No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received written notice of any threatened or pending Environmental Claim against Loan Party or any predecessor in interest.
(b)There has been no Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law at any of the properties currently owned or operated by any Loan Party.
(c)The operation of the business of, and each of the properties owned or operated by, each Loan Party are in compliance with all Environmental Laws.
(d)Each Loan Party holds, and is in compliance with those Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by it.
Section 4.14No Defaults.  Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
Section 4.15Material Contracts.  Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.15 or in such updates).  Each Material Contract is a legal, valid and binding obligation of Borrower, its Subsidiaries and, to the knowledge of Borrower, each other party thereto, is enforceable in accordance with its terms and is in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Neither Borrower nor its Subsidiaries, nor to the knowledge of Borrower or its Subsidiaries, any other party to any Material Contract, is in material breach or default under the terms of any Material Contract other than as described in Schedule 4.15 and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a breach or default by Borrower or any of its Subsidiaries thereunder that could result in any material liability to Borrower or such Subsidiary or termination of such Material Contract.
Section 4.16Governmental Regulation.  Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
Section 4.17Margin Stock.  Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Term Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any similar regulation in any other jurisdiction.

Section 4.18Employee Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur that has resulted or could reasonably be expected to result in a Material Adverse Effect or result in the imposition of a Lien.
Section 4.19Certain Fees.  Except as disclosed to Administrative Agent prior to the Closing Date, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
Section 4.20Solvency.  Borrower is individually, and the Loan Parties and their Subsidiaries on a consolidated basis, are and upon the occurrence of the Credit Extension by Borrower on the Closing Date and on each Credit Date, will be, Solvent.
Section 4.21ERISA.  The underlying assets of Borrower and its Subsidiaries do not constitute “plan assets” within the meaning of 29 CFR §2510.3-101 et seq., as modified by Section 3(42) of ERISA (the “Plan Assets Regulation” or any similar applicable law) of one or more Benefit Plans.  Assuming for purposes of this Section 4.21 that the Lender is not, and will not be, using “plan assets” in connection with this Agreement, the execution, delivery and performance of this Agreement and the other Loan Documents do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
Section 4.22Compliance with Statutes, Etc. Each of Borrower and its Subsidiaries is in compliance with (i) its Organizational Documents and (ii) all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.23Intellectual Property.
(a)Each of Borrower and its Subsidiaries own, or hold valid licenses in, all Intellectual Property Rights that are necessary or material for the conduct of its business as currently conducted, and as proposed to be conducted, including the research, discovery, development, manufacture, use and Commercialization of the Products, except where the failure to hold such rights would not reasonably be expected to result in a Material Adverse Effect.  Except as set forth in Schedule 4.23(a), and except as set forth in the License Agreements, [***], each of Borrower and its Subsidiaries have the exclusive right and license to develop, manufacture, use and Commercialize the Core Product under the Product Intellectual Property Rights.
(b)Schedule 4.23(b) sets forth a true, correct and complete listing as of the date hereof, under separate headings, of all written Contractual Obligations, (i) under which Borrower or its Subsidiaries is granted a license or right to use any Product Intellectual Property Rights that any other Person of Borrower owns, or owes any royalties or other payments to any Person for the use of any Product Intellectual Property Rights, (ii) under which Borrower or its Subsidiaries have granted any Person any right or interest in any material Product Intellectual Property Rights [***], and (iii) that contain covenants restricting Borrower or its Subsidiaries’ use of or rights in the Product Intellectual Property Rights (including covenants not to sue) (collectively, “License Agreements”).  As of the date hereof, each License Agreement identified on Schedule 4.23(b) is a valid and binding obligation of Borrower and the counterpart(ies) thereto, and each such License Agreement is enforceable against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).  Borrower has not received any written notice in connection with any such License Agreement challenging the validity, enforceability or interpretation of any provision of such License Agreement.  Borrower has not (A) given written notice to a counterparty of the termination of any such License Agreement (whether in whole or in part) or any written notice to a counterparty expressing any intention to terminate any such License Agreement or any written notice to a counterparty of a breach of such License Agreement that if not cured would permit termination by Borrower of such License Agreement or (B) received from a counterparty thereto any written notice of termination of any such License Agreement (whether in whole or in part) or any written notice from a counterparty stating its intention to terminate any such License Agreement or any written notice from a counterparty of a breach of such License Agreement that if not cured would permit termination by a counterparty of such License Agreement.  Borrower has not consented to any assignment by the counterparty to any License Agreement of any of its rights or obligations under any such License Agreement, and, to the knowledge of Borrower, the counterparty has not assigned any of its rights or obligations under any such License Agreement to any Person.  Borrower has not notified in writing the respective counterparty to any License Agreement or any other Person of any claims for indemnification under any License Agreement nor has Borrower received any written claims for indemnification under any License Agreement.  Borrower has not received any written notice from, or given any written notice to, any counterparty to any License Agreement alleging any infringement of any of the Patents licensed thereunder.
(c)As of the date hereof, Schedule 4.23(c) sets forth a true, correct and complete listing, including the owner and registration or application number, of all the Product Intellectual Property Rights that are U.S. and foreign (i) Patents, and identifies the owner of each such patent/application, (ii) registered trademarks and trademark applications, (iii) registered copyrights and copyright applications, (iv) domain names, and (v) any other form of registered Product Intellectual Property Rights.  Except as identified in Schedule 4.23(c), (i) the owner identified on Schedule 4.23(c) is the exclusive owner of such patent, registration or application [***]; (ii) to Borrower’s and its Subsidiaries’ knowledge, such patents and registrations are valid, subsisting and enforceable; (iii) none of the patents, registrations or applications have lapsed or been abandoned, cancelled or expired, except for patents, registrations or applications abandoned in the ordinary course of business; (iv) Borrower or owner has taken all reasonable steps to maintain such patents, registrations or applications before the relevant Governmental Authority, including by timely paying fees and filing responses except where a decision to allow registrations, applications, or patents to lapse, abandon or expire was made in the ordinary course of business, (v) the Product Patents listed on Schedule 4.23(c) have all been assigned by the inventors to Borrower or its Subsidiaries or to the applicable licensor and the assignments for the utility U.S. Product Patents are recorded at the USPTO; and (vi) to Borrower’s and its Subsidiaries’ knowledge, each individual associated with the filing and prosecution of such patents, registrations or applications, including the named inventors in the case of the Product Patents listed on Schedule 4.23(c), has complied in all material respects with all applicable legal duties of candor and good faith in dealing with any patent office, including the USPTO, in those jurisdictions where such legal duties exist.  Subsequent to the issuance of the Product Patents, Borrower and its Subsidiaries have not become aware of any prior use, prior sale, or prior art that would reasonably be expected to be materially adverse to the patentability thereof that was not disclosed to the USPTO, nor have Borrower and its Subsidiaries become aware of any material deficiencies or inaccuracies on the experimental data disclosed in such Product Patents that would reasonably be expected to be materially adverse to the patentability of the Product Patents.  Borrower may update this list to add additional patents, registrations or applications, so long as such amendment occurs by written notice to Administrative Agent, subject to Borrower’s obligations and restrictions under this Agreement.
(d)(i) Except as provided in Schedule 4.23(d), neither Borrower, nor any of its Subsidiaries, nor to Borrower’s or any Subsidiaries’ knowledge, the owner of any in-licensed Intellectual Property Rights, is a party to any pending Disputes, and neither Borrower nor any of its Subsidiaries has received written notice of any threat of any Disputes, in each case that challenges the legality, scope, validity, enforceability, ownership, inventorship or other rights with respect to any of the Product Intellectual Property Rights [***] and (ii) to the knowledge of Borrower and its Subsidiaries, there are no facts that would provide a reasonable basis for such a claim.  Borrower and its Subsidiaries have not received any written notice that there is any, and to their knowledge there is no, Person who is or claims to be an inventor under any of the Product Patents who is not a named inventor thereof.
(e)(i) None of Borrower or any of its Subsidiaries is a party to any past or pending action, suit, or proceeding for patent infringement or misappropriation of any trade secret, (ii) neither Borrower, nor any of its Subsidiaries has received any written notice of any threat of action, suit, or proceeding for patent infringement or misappropriation of any trade secret, and (iii) to the knowledge of Borrower and its Subsidiaries no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as the basis for any action, suit or proceeding, or any investigation or claim by any Person, in each case ((i)-(iii)) that claims or alleges that the research, discovery, development, manufacture, use or Commercialization of any Core Product by Borrower or its Subsidiary, once marketed, does or would infringe on any other Person’s Patent or other Intellectual Property Rights, or constitute misappropriation of any trade secret, as the case may be.  The development, manufacture, use or Commercialization of any Core Product by Borrower or its Subsidiary does not infringe on any other Person’s Patent or other Intellectual Property Rights, or constitute misappropriation of any trade secret, and there are no pending patent applications owned by any other Person, that would be infringed by the development, manufacture, use or Commercialization of any Core Product [***].
(f)Neither Borrower nor its Subsidiaries have entered into any settlements, covenants not to sue, consents, judgments, orders or similar obligations other than any of the foregoing no longer in effect which: (i) restrict the rights of any Borrower and its Subsidiaries to use any Product Intellectual Property Rights owned or exclusively licensed by any Borrower or its Subsidiaries relating to the research, discovery, development, manufacture, use or Commercialization of any Product, or (ii)have permitted any third parties to use any Product Intellectual Property Rights owned or exclusively licensed by the any Borrower or its Subsidiaries.
(g)Except as disclosed in Schedule 4.23(g), and other than pursuant to the Loan Documents, neither Borrower nor its Subsidiaries has entered into any Contractual Obligation (i) other than a license to Product Intellectual Property Rights, creating a lien, charge, security interest or other encumbrance on, or relating to or affecting the Product Intellectual Property Rights or any of its royalties on, or proceeds from, sales of any Product, (ii) pursuant to which Borrower or its Subsidiaries has sold, transferred, assigned or pledged to any Person royalties on, or proceeds from, sales of any Product, or (iii) providing for payments on a milestone basis with respect to the license of intellectual property to any Person which are applicable (or that with further development and Commercialization would become applicable) to any Product.  Borrower may update Schedule 4.23(g), to add additional Contractual Obligations, so long as such amendment occurs by written notice to Administrative Agent.
(h)Except as set forth on Schedule 4.23(h), to the knowledge of Borrower and its Subsidiaries, there is no product currently being marketed that infringes or misappropriates or, once marketed, would infringe or misappropriate on any issued Patents included in the Product Intellectual Property Rights that are owned by Borrower or its Subsidiaries or that are exclusively licensed by Borrower or its Subsidiaries.
Section 4.24Insurance.  Each of Borrower and its Subsidiaries keeps its property adequately insured and maintains insurance consistent with the requirements described in Section 5.5(a).  Schedule 4.24 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.
Section 4.25Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, in each case, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.26Bank Accounts and Securities Accounts.  Schedule 4.26 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
Section 4.27Security Interests.  The Collateral Documents create in favor of Administrative Agent (and, if applicable, also in favor of Secured Parties), for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 3.1(e), the possession by Administrative Agent of any certificated Capital Stock or instrument owned by such Loan Party, the recording of the Collateral Assignments for Security referred to in each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, First Priority security interests to the extent that a security interest in such Collateral may be perfected by the filings of such financing statements, the possession of such Collateral, or the recording of such Collateral Assignments for Security, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens to the extent that a security interest in such Collateral may be so perfected, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Collateral Assignments for Security pursuant to each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights, (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign Intellectual Property, (d) registration of the particulars of the relevant Collateral Document entered into by any Irish Loan Party at the Companies Registration Office in Ireland by way of a Form C1 under section 409(3) of the Irish Companies Act and payment of associated fees and (e) notification to the Revenue Commissioners of Ireland pursuant to section 1001(3)(c) of the Irish Taxes Consolidation Act 1997 of any fixed charge created over the book debts of any Irish Loan Party under the relevant Collateral Documents.
Section 4.28PATRIOT ACT and FCPA.  To the extent applicable, each Loan Party is in compliance with Anti-Terrorism Laws and Sanctions.  Neither the Loan Parties nor any of their officers, directors, employees, agents or shareholders shall, when acting on the Loan Parties’ behalf, use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable Anti-Corruption Laws.  None of the Loan Parties, nor any Affiliate of any Loan Parties, is in violation of any applicable Anti-Terrorism Law or Sanctions or is engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws or Sanctions.  None of the Loan Parties, nor any Affiliates of any Loan Parties, or their respective agents acting for or on behalf of any Loan Party in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.  None of the Loan Parties nor any of their agents acting in any capacity in connection with the Loans or other transactions contemplated hereunder shall, for or on behalf of any Loan Party, (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs or other applicable Sanctions, in each case in violation of applicable Sanctions or Anti-Terrorism Laws.

Section 4.29Disclosure.  No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements made or furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.  The information provided by the Loan Parties to Lenders in the Perfection Certificate (as supplemented in accordance with Section 5.1(n)) is true and correct in all material respects as of the date such Perfection Certificate was delivered.
Section 4.30Use of Proceeds.  The proceeds of the Term Loans shall be used in accordance with the requirements of Section 2.2. No portion of the proceeds of the Term Loan shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
Section 4.31Regulatory Compliance.  [***]:
(a)Each of Borrower and its Subsidiaries have all material Registrations from the FDA, comparable foreign counterparts or any other Governmental Authority required to conduct their respective businesses as currently conducted.  Each of such Registrations is materially valid and subsisting in full force and effect.  To the knowledge of Borrower and its Subsidiaries, neither FDA nor any other applicable Governmental Authority is considering limiting, suspending, or revoking such Registrations or materially reducing the scope of the marketing authorization or materially changing in any adverse respect the labeling of any Products under such Registrations.  There is no false or materially misleading information or significant omission in any Product application or other notification, submission or report to the FDA or any other applicable Governmental Authority that was not corrected by subsequent submission, and all such applications, notifications, submissions and reports provided by Borrower and its Subsidiaries were true, complete, and correct in all material respects as of the date of submission to FDA or any other applicable Governmental Authority or were corrected in a subsequent submission.  Borrower and its Subsidiaries have not failed to fulfill and perform their obligations which are due under each such Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default under any such Registration, in each case that would reasonably be expected to cause the revocation, termination or suspension or material limitation of any such Registration.  To the knowledge of Borrower and its Subsidiaries, any third party that develops, researches, manufactures, commercializes, distributes, sells or markets Products pursuant to an agreement with Borrower or its Subsidiaries (a “Loan Party Partner”) is in material compliance with all Registrations from the FDA and any comparable Governmental Authority insofar as they pertain to Products, and each such Loan Party Partner is, and since January 1, [***] has been, in [***] compliance with applicable Public Health Laws [***].  Borrower is not required to give notice to, make any filing with, or obtain any consent from any Governmental Authority at any time prior to the Closing Date in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated by the Loan Documents.

(b)Each of Borrower and its Subsidiaries is in material compliance, and since January 1, [***], has been in material compliance, with all Public Health Laws.
(c)To the extent applicable, all Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered by or on behalf of Borrower or any of its Subsidiaries, that are subject to the jurisdiction of the FDA or any comparable Governmental Authority have, since January 1, [***], been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered in material compliance with the Public Health Laws [***].
(d)Neither Borrower nor any of its Subsidiaries is currently subject to any material obligation arising pursuant to a Regulatory Action and, to the knowledge of Borrower and its Subsidiaries, no such material obligation or Regulatory Action has been threatened by a Governmental Authority in writing.  In addition, and without limitation on the foregoing, neither Borrower nor any of its Subsidiaries has since January 1, [***], received any written notice or communication from the FDA, comparable foreign counterparts or any other Governmental Authority alleging material non-compliance with any Public Health Law.
(e)(i) Neither Borrower nor any of its Subsidiaries has since January 1, [***], received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any Public Health Law, including without limitation any notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA and (ii) to the knowledge of Borrower and its Subsidiaries, no Loan Party Partner has since January 1, [***], received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any Public Health Law, including without limitation any notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA or other Governmental Authority relating to such Loan Party Partner’s work for Borrower or such Subsidiary [***].  There have been no recalls, field notifications, field corrections, market withdrawals or replacements, detentions, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an actual or potential lack of safety, efficacy, or regulatory compliance of any Products (“Safety Notices”) or clinical hold orders issued by the FDA with respect to an ongoing or anticipated clinical trial of any Product, and to the knowledge of Borrower and its Subsidiaries, there are no facts or circumstances that are reasonably likely to result in (x) a Safety Notice, (y) a change in the labeling of any Product, or (z) a termination or suspension of research, testing, manufacturing, distribution, or commercialization of any Product [***].

Section 4.32Government Contracts.  Except as set forth on Schedule 4.32 as of the Closing Date, neither Borrower nor any of its Subsidiaries is a party to any contract or agreement with any Governmental Authority and none of Borrower’s or such Subsidiary’s accounts receivables or other rights to receive payment are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.
Section 4.33Health Care Laws.
(a)Each of Borrower and its Subsidiaries is operating, and since January 1, [***], has been operating in material compliance with applicable Health Care Laws.
(b)None of Borrower and its Subsidiaries, nor to the knowledge of Borrower and its Subsidiaries, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.2) thereof or any employee or contractor thereof, is a party to, or bound by, any Regulatory Action, including without limitation, any written order, individual integrity agreement, corporate integrity agreement, deferred or non-prosecution agreement or other written agreement with any Governmental Authority concerning their compliance with Health Care Laws.
(c)None of Borrower and its Subsidiaries, nor to the knowledge of Borrower and its Subsidiaries, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.2) thereof or any employee or contractor thereof, nor to the knowledge of Borrower and its Subsidiaries, any Loan Party Partner:  (i) has been, since January 1, [***], charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has had, since January 1, [***], a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iii) has been listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or (iv) to the knowledge of Borrower and its Subsidiaries, is the target or subject of any current or potential suit, claim, action, proceeding, arbitration, mediation, inquiry, subpoena or investigation relating to any of the foregoing or any Federal Health Care Program-related offense, or which could result in the imposition of material penalties or the debarment, suspension or exclusion from participation in any Federal Health Care Program.  None of Borrower and its Subsidiaries, nor to the knowledge of Borrower and its Subsidiaries, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.2) thereof or any employee or contractor thereof, nor to the knowledge of Borrower and its Subsidiaries, any Loan Party Partner, has been debarred, excluded, disqualified or suspended from participation in any Federal Health Care Program or under any FDA Laws (including 21 U.S.C. § 335a).
Section 4.34Data Protection.  Each of Borrower and its Subsidiaries is, and since January 1, [***], has been, in material compliance with all: (i) applicable Data Protection Laws; (ii) applicable industry or governmental standards relating to privacy, security, or Borrower’s or any Subsidiaries’ processing of Personal Information, (iii) contractual obligations to which Borrower or any Subsidiaries is bound relating to privacy, security, or Borrower’s or any Subsidiaries’ processing of Personal Information or other Data, and (iv) of Borrower’s and each of its Subsidiaries’ Privacy Policies.  To ensure compliance with Data Protection Laws, Borrower and its Subsidiaries have in place, maintain, and materially comply with appropriate policies and procedures relating to security and protection (including appropriate organizational, technical, and physical measures) of Personal Information.  Each of Borrower and its Subsidiaries has adopted, published and comply with privacy notices and policies that accurately describe the privacy practices of Borrower or any Subsidiary (as applicable), to any website, mobile application or other electronic platform and complied with those notices and policies (collectively, with each of Borrower and each of its Subsidiaries’ internal privacy and security policies, the “Privacy Policies”).  The execution, delivery and performance of this Agreement complies and will comply with all Data Protection Laws and Borrower’s and each Subsidiary’s Privacy Policies, in each case, in all material respects.  Neither Borrower nor any Subsidiary, or to the knowledge of Borrower and its Subsidiaries any third parties acting for or on behalf of Borrower and its Subsidiaries, in the past [***] years, has experienced any incidents in which Personal Information or Data in the possession, custody or control of Borrower or any of its Subsidiaries or any third party acting for or on behalf of Borrower or any Subsidiary, was or may have been stolen, lost or otherwise been subject to any unauthorized, unlawful, or accidental access, acquisition, use, disclosure, or other processing that would require notice to any Governmental Authority or any Person (collectively “Breach”) and Borrower and each of its Subsidiaries have not been notified of and have no knowledge of any event or condition that would reasonably be expected to result in, any such Breach.  Except as publicly disclosed prior to the date hereof, in the past [***] years, neither Borrower nor any Subsidiary, has received any:  (i) written inquiry or complaint alleging noncompliance with Data Protection Laws; or (ii) written claim for compensation for loss or unauthorized collection, disclosure, or other processing of Personal Information or other Data.  Borrower and each of its Subsidiaries represent and warrant that, under the U.S. Data Security Program, it (i) is not a “covered person”, (ii) does not, has not in the past, and has no current plans to, collect or maintain government related data or bulk sensitive U.S. personal data, and (iii) will not transfer, or otherwise provide any Third party access to, government related data or bulk sensitive U.S. personal data.  Borrower is not a covered entity or business associate as those terms are defined under HIPAA.

Article V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than any such contingent obligations or liabilities hereunder that by express terms thereof survive such payment in full of all Obligations), each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1Financial Statements and Other Reports.  Unless otherwise provided below, Borrower will deliver to Administrative Agent and Lenders:
(a)Cash Reports.  Promptly, and in any event within [***] Business Days, after the end of each fiscal month of Borrower, a report of the current Cash and Cash Equivalent balances of the Loan Parties, which report shall identify Qualified Cash and other unrestricted and restricted Cash and Cash Equivalents as of the end of such month all in reasonable detail, it being understood and agreed that the report delivered to the Administrative Agent prior to the Closing Date is in reasonable detail; provided, that at any time the current Cash and Cash Equivalent balances of the Loan Parties is less than $[***], Administrative Agent may request at any time, and Borrower shall promptly provide, a report of [***] current Cash and Cash Equivalent balances of the Loan Parties, which report shall identify unrestricted and restricted Cash and Cash Equivalents (or, if greater, all Cash and Cash Equivalent balances required to satisfy the covenant set forth in Section 6.8) all in reasonable detail, it being understood and agreed that the report delivered to the Administrative Agent prior to the Closing Date is in reasonable detail;
(b)Quarterly Financial Statements.  Within [***] days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter), the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;
(c)Annual Financial Statements.  Within [***] days after the end of each Fiscal Year, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte or other independent certified public accountants of recognized national standing selected by Borrower (or that is otherwise reasonably satisfactory to Administrative Agent) (which report ([***]) shall be unqualified as to going concern and scope of audit, shall not contain any going concern emphasis of matter and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP);

(d)Compliance Certificate.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Section 5.1(b) or Section 5.1(c), a duly executed and completed Compliance Certificate;
(e)Royalty Reports; Notice of Disputes.  Promptly (but in any event within [***] Business Days) after (i) receipt by Borrower or any of its Subsidiaries, a copy of any royalty reports or similar reports outlining fees to be paid or payable with respect to any Product from any Licensee or any written notices of any disputes from such Licensee or any other counterparty to any Material Contract or any Permitted Product Agreement or (ii) production or delivery by Borrower or any of its Subsidiaries to a third party, any royalty or similar reports in connection with any Royalty Monetization Transaction to which such entity is a party with respect to royalties or other fees paid or payable with respect to any Product;
(f)Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or Section 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;
(g)Notice of Default.  Promptly (but in any event within [***] Business Days) upon any Authorized Officer obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice (other than from a Secured Party, in which case, no certificate or notice shall be required to be provided by Borrower) has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or results in, in any case or in the aggregate, a Material Adverse Effect or Material Regulatory Liabilities, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
(h)Notice of Litigation.  Promptly (but in any event within [***] Business Days) upon any Authorized Officer obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) which relates to the Products, the Product Intellectual Property or the Material Contracts, which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or which could reasonably be expected to result in Material Regulatory Liabilities or a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;
(i)ERISA.  Promptly (but in any event within [***] Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in a material Liability to a Loan Party or the imposition of a Lien, a written notice specifying the nature thereof, what action a Loan Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(j)Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;
(k)Regulatory and Product Notices.  Each Loan Party shall promptly (but in any event within [***] Business Days) after the receipt or occurrence thereof notify Administrative Agent of:
(i) any written notice received by Borrower or its Subsidiaries alleging potential or actual material violations of any Public Health Law or Health Care Law by Borrower or its Subsidiaries;
(ii)any written notice received by Borrower or its Subsidiaries that the FDA or other comparable Governmental Authority is limiting, suspending or revoking any Registration (including, but not limited to, by the issuance of a clinical hold);
(iii)any written notice received by Borrower or its Subsidiaries that Borrower or its Subsidiaries has become subject to any Regulatory Action (other than any routine inspection or investigation in the ordinary course of business);
(iv)the exclusion or debarment from any Federal Health Care Program or debarment or disqualification by FDA (or international equivalent) of Borrower or its Subsidiaries or any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.2) thereof or any employee or contractor thereof;
(v)any written notice received by Borrower or its Subsidiaries that a Borrower or any Subsidiary, or any of their exclusive licensees or exclusive sublicensees (including exclusive licensees or exclusive sublicensees under the Product Agreements or Material Contracts), is being investigated or is the subject of any allegation of potential or actual material violations of any Public Health Law or Health Care Laws;
(vi)any written notice received by Borrower or its Subsidiaries that any Product of Borrower or its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened in writing against Borrower or its Subsidiaries; or
(vii)any written notice received by Borrower or its Subsidiaries [***] changing [***] the scope of marketing authorization or approved labeling of any Product of Borrower and its Subsidiaries under any Registration [***].
(l)Notice Regarding Material Contracts.  (i) Promptly (but in any event within [***] Business Days) (A) after a Loan Party or a Subsidiary of a Loan Party receives any written notice of default or event of default under any Material Contract, or (B) after a Loan Party or a Subsidiary of a Loan Party receives or otherwise becomes aware of any dispute, litigation, purchase price adjustment (other than in accordance with the terms of such Material Contract), indemnity claim, exercise of rights of set-off or deduction (including any of the foregoing threatened in writing) under or with respect any Material Contract in each case, reasonably expected to be in excess of $[***], and (ii) promptly (but in any event within [***] Business Days), after a new Material Contract is entered into, in each case of clauses (i) and (ii), furnish a written statement describing such event, with copies of such notices or new contracts together with all pertinent detail and information relating thereto in such Loan Party or Subsidiary of Loan Party’s possession, custody or control and to the extent allowed to be delivered pursuant to its terms, delivered to Administrative Agent, and, in the case of clause (i), an explanation of any actions being taken with respect thereto.  Borrower shall promptly provide Administrative Agent with written notice upon an Authorized Officer becoming aware of a counterparty’s material breach of its obligations under any Material Contract.
(m)Information Regarding Collateral.  Borrower will furnish to Administrative Agent prior written notice of any change (a) in any Loan Party’s legal name, (b) in any Loan Party’s identity or (c) in any Loan Party’s U.S. federal or other taxpayer identification number (if any).  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Borrower also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed;
(n)Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall, in the corresponding Compliance Certificate required to be delivered pursuant to Section 5.1(d), either (i) confirm that there has been no change in the information set forth in the Perfection Certificate since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent Compliance Certificate delivered pursuant to this Section 5.1(n) or otherwise and/or identify such changes, or (ii) certify that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than [***] months after the date of such Compliance Certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(o)Product.  Promptly, but in any event within [***] Business Days after the written receipt or knowledge by Borrower or any of its Subsidiaries thereof, as applicable, notify Administrative Agent of:
(i)granting of any (x) licenses or sublicenses under [***] or (y) exclusive licenses or exclusive sublicenses, or amending any, Permitted Product Agreement for any Product ( [***];
(ii)becoming aware of any actual or reasonably expected supply chain shortage with respect to a clinical or commercial Product or any component thereof that would reasonably be expected to materially adversely affect current or future availability of any clinical or commercial Product; and
(iii)any material written communications received from the FDA or other Governmental Authority (x) related to the approval of apitegromab or (y) that could reasonably be expected to result in a Material Adverse Effect;
(p)Notices Relating to Intellectual Property.  Promptly (but in any event within [***] Business Days), deliver notice of material infringements of any material Intellectual Property Rights owned or licensed by such Loan Party or any of its Subsidiaries that are known to Borrower;

(q)Regulatory Documentation.  Concurrent with the delivery of a Compliance Certificate following the end of each Fiscal Quarter in accordance with Section 5.1(d), and promptly following Administrative Agent’s reasonable written request from time to time, Borrower shall promptly provide to Administrative Agent copies of any and all regulatory filings submitted to any such Governmental Authorities with respect to the Products, including those required under Section 5.15(a);
(r)Prosecution, Maintenance, Defense and Enforcement of Product Patents.  Borrower shall provide prompt written notice to Administrative Agent of any occurrences which could have a material adverse effect on any Product Patents [***], including, without limitation, claims of invalidity or unenforceability made by a third party, or infringement of Product Patents [***] by a third party.  Upon Administrative Agent’s written request from time to time [***], Borrower shall promptly provide Administrative Agent with materially complete and correct copies of (i) a list of Purple Book Patents for [***] or listing of Product Patents provided to a biosimilar applicant and (ii) any pleadings, briefs, declarations and other documents issued by a relevant Governmental Authority relating to any Dispute involving any such Product Patents [***] and/or Purple Book Patents [***] (to the extent legally permitted and not in violation of any protective order, non-disclosure agreement, or other duty or stipulation of confidentiality);
(s)Infringement of Third Party Patents.  Borrower shall provide prompt written notice to Administrative Agent of its or its Subsidiaries’ receipt of any written claim, notice, or allegation that Commercialization of a Product infringes a third party patent.  Upon Administrative Agent’s reasonable written request from time to time, Borrower shall promptly provide Administrative Agent with complete and correct copies of (i) the third party patent and (ii) any pleadings, briefs, declarations and other documents issued by a relevant Governmental Authority relating to any Dispute involving any such third party patents (to the extent legally permitted and not in violation of any protective order, non-disclosure agreement, or other duty or stipulation of confidentiality);
(t)Projections.  Within [***] days after the end of each fiscal year, a detailed consolidated budget covering the then current and immediately following fiscal year (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year and the related projected consolidated statements of cash flow (including projected Product revenue broken down by Product) and income for each such fiscal quarter) (the “Projections”).  Each Projection delivered under this Section 5.1(t) shall be accompanied by a certificate of a Authorized Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being recognized by Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount; and
(u)Other Information.  (A) Promptly upon their becoming available and in any event within [***] Business Days of Borrower’s receipt thereof, copies of all amendments, waivers, consents, notices of defaults and reservations of rights with respect to and received by Borrower or its Subsidiaries from any holder of its Indebtedness having a principal amount greater than $[***], (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), and (C) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent in writing.

Notwithstanding the foregoing, the obligations in paragraphs (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of Borrower and its Subsidiaries by furnishing Borrower’s

Form 10-K or 10-Q, as applicable, filed with the SEC.  Further, notwithstanding anything to the contrary in this Section 5.1, neither Borrower nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement or (ii) that is subject to attorney client or similar privilege or constitutes attorney work product, in each case based on the advice of outside counsel to Borrower.

Section 5.2Existence.  Except as otherwise permitted under Section 6.9, each Loan Party will, and will cause each of Borrower’s Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of Borrower’s Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person’s Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
Section 5.3Payment of Taxes and Claims.  Each Loan Party will, and will cause each of Borrower’s Subsidiaries to, file all material Tax returns required to be filed by or with respect to Borrower or any of its Subsidiaries and pay all material Taxes imposed upon or with respect to it or any of its properties, assets, income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof.  No Loan Party will, nor will it permit any of Borrower’s Subsidiaries to file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or its Subsidiaries).
Section 5.4Maintenance of Properties.  Each Loan Party will, and will cause each of Borrower’s Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent any such failure to maintain could not reasonably be expected to have a Material Adverse Effect, and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such failure to comply could not reasonably be expected to have a Material Adverse Effect.
Section 5.5Insurance.
(a)The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance, and (ii) casualty insurance, such public liability insurance, third party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Each such policy of insurance shall, subject to Section 5.14, (1) in the case of each liability insurance policy (other than any public liability policy or workers’ compensation policy) name Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy (other than any public property policy), contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Secured Parties as the loss payee thereunder.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Administrative Agent may, upon [***] days prior written notice to Borrower, arrange for such insurance, but at Borrower’s reasonable expense and without any responsibility on Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, following notice to Borrower, Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(b)Each of the insurance policies required to be maintained under this Section 5.5, subject to Section 5.14, shall provide for at least thirty (30) days’ (or ten (10) days’ in the case of non-payment) prior written notice to Administrative Agent of the cancellation thereof.  Receipt of such notice shall entitle Administrative Agent (but Administrative Agent shall not be obligated), upon ten (10) days prior written notice to Loan Parties (which notice shall not be provided prior to the end of such policy period) if such policies are not renewed by the end of such time period, to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance (including with respect to coverage types, limits and premiums) in place of such policies, in each case at the expense of the Loan Parties.
Section 5.6Books and Records; Inspections.  Each Loan Party will, and will cause each of Borrower’s Subsidiaries to, (a) maintain at all times at the chief executive office of Borrower copies of all material books and records of Borrower and its Subsidiaries, (b) keep adequate books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities, and (c) permit any representatives designated by Administrative Agent (including employees of Administrative Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Administrative Agent) to visit any of the properties of any Loan Party and any of Borrower’s Subsidiaries to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested; provided that, absent the occurrence and continuance of an Event of Default, Administrative Agent and Lenders collectively shall not exercise such rights more often than [***] during any Fiscal Year.  The Loan Parties agree to pay the reasonable and documented out-of-pocket costs and expenses incurred by the examiner in connection therewith.
Section 5.7Lender Calls.
(a)Borrower will, upon the reasonable written request of Administrative Agent or Required Lenders, participate in a conference call of Administrative Agent and Lenders [***] during each Fiscal Year at such time as may be agreed to by Borrower and Administrative Agent.
(b)Within [***] Business Days after delivery of financial statements and other information required to be delivered pursuant to Section 5.1(b), Borrower shall, upon the reasonable written request by Administrative Agent received by Borrower, cause its chief financial officer or other Authorized Officer to participate in a conference call with Administrative Agent and all Lenders who choose to participate in such conference call, during which conference call the chief financial officer or such Authorized Officer shall review the financial condition of Borrower and its Subsidiaries and such other matters as Administrative Agent or any Lender may reasonably request [***].
Section 5.8Compliance with Laws.
(a)Each Loan Party will comply, and shall cause each of Borrower’s Subsidiaries and all other Persons, if any, on or occupying any real property, to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, Data Protection Laws, FDA Laws, Public Health Laws and Health Care Laws), non-compliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of Borrower’s Subsidiaries to, comply in all material respects with all applicable FDA Laws and Public Health Laws, and with all Data Protection Laws and applicable Health Care Laws.  All Products developed, manufactured, tested, investigated, distributed or marketed by or on behalf of the Loan Parties and Borrower’s Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority have been and shall be developed, tested, manufactured, investigated, distributed, sold and marketed in material compliance with applicable FDA Laws and any other applicable Requirement of Law, including, without limitation, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting.
Section 5.9Environmental.
(a)Each Loan Party shall (i) keep its real property free of any Environmental Liens; (ii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws, except as any such failure could not reasonably be expected to result in a Material Adverse Effect; (iii) take all steps to prevent any Release of Hazardous Materials from any property owned or operated by any Loan Party, except as any such failure could not reasonably be expected to result in a Material Adverse Effect; and (iv) ensure that there are no Hazardous Materials on, at or migrating from any property owned or operated by any Loan Party, except as any such failure could not reasonably be expected to result in a Material Adverse Effect.
(b)The Loan Parties shall promptly (but in any event within [***] Business Days) (i) notify Administrative Agent in writing (A) of any material Environmental Claims asserted in writing against or material Environmental Liabilities and Costs of any Loan Party, and (B) of any written notice of Environmental Lien filed against its real property, and (ii) provide such other documents and information as reasonably requested by Administrative Agent in relation to any matter pursuant to this Section 5.9(b).
Section 5.10Subsidiaries.  In the event that (x) any Subsidiary of a Loan Party ceases to be an Excluded Subsidiary or (y) any Person becomes a Subsidiary of a Loan Party and such Person is not an Excluded Subsidiary, Borrower, in each case, shall [***] cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b) and 3.1(e).  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or ceased to be an Excluded Subsidiary, which such notice, in the case of any Subsidiary which has ceased to be an Excluded Subsidiary, shall be provided not later than [***] after the date by which financial statements for such period are required to be delivered (or such longer period as Administrative Agent may agree in its sole discretion) by Section 5.1(b) or (c) in which period such Subsidiary ceased to be an Excluded Subsidiary, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.  In addition, at the election of Borrower, any Excluded Subsidiary of Borrower may become a Guarantor hereunder.

Section 5.11Real Estate Assets.  In the event that any Loan Party acquires fee title to Material Real Property during the term of this Loan, Borrower shall send to Administrative Agent a written notice of the occurrence of any such event promptly upon the occurrence of same.  Within [***] days after the acquisition of any such Material Real Property (or such later time as agreed to by Administrative Agent in its sole discretion), such Loan Party shall deliver to Administrative Agent: (a) a fully executed and notarized Mortgage, in proper form for creating a valid and enforceable lien on the Real Property described therein once recorded in the appropriate real estate records and in proper form for recording in such real estate records; (b) an opinion of counsel in the jurisdiction in which such Real Property is located with respect to the enforceability of such Mortgage and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent; (c)(i) an ALTA extended mortgagee title insurance policy or an unconditional commitment therefor with respect to such Mortgage (each, a “Title Policy”) from a title company reasonably satisfactory to Administrative Agent (the “Title Company”), in an amount not less than the fair market value of such Real Estate Asset, together with a title report issued by the Title Company with respect thereto, dated not more than [***] days prior to the date such Real Property was acquired and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, which Title Policy shall be effective as of the date of the Mortgage and otherwise be in form and substance reasonably satisfactory to Administrative Agent and (ii) evidence reasonably satisfactory to Administrative Agent that such Loan Party has paid to or deposited with the Title Company all expenses and premiums of the Title Company and all other sums required in connection with the issuance of such Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Real Property in the appropriate real estate records; (d) to the extent required by law, evidence of flood insurance with respect to such Real Property in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and in form and substance reasonably satisfactory to Administrative Agent; and (e) an ALTA/NSPS survey of such Real Property in form sufficient to permit the Title Company to issue the Title Policy in the form required by Administrative Agent and otherwise in form and substance reasonably satisfactory to Administrative Agent, which shall be either (1) certified to Administrative Agent and dated not more than [***] days prior to the date such Real Property was acquired (or such earlier time as agreed to by Administrative Agent in its sole discretion), or (2) accompanied by a survey or “no change” affidavit executed by the owner of such Real Property and acceptable to the Title Company to issue the Title Policy in the form required by Administrative Agent, as applicable.  In addition to the foregoing, Borrower shall, at the request of Required Lenders, deliver to Administrative Agent an appraisal of such Material Real Property to verify the amount of the Mortgage and/or Title Policy, but only if required by any Requirement of Law.
Section 5.12Further Assurances.  At any time or from time to time upon the reasonable request of Administrative Agent, each Loan Party will, at its reasonable expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.23.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrower’s Subsidiaries and all of the outstanding Capital Stock of the Subsidiaries of Borrower (other than Excluded Assets).

Section 5.13Control Agreements.  Each of Borrower and each Guarantor shall hold all of its cash and Cash Equivalents in a Deposit Account or Securities Account (other than Excluded Accounts) subject to a Control Agreement within [***] days after the Closing Date (or such later date as agreed by Administrative Agent in its sole discretion) or, if later, the opening or acquisition thereof (including, for the avoidance of doubt, as a result of the acquisition or formation of a Subsidiary or a Subsidiary ceasing to be an Excluded Subsidiary), as applicable.  All such Control Agreements governed under the laws of a state or territory of the United States shall provide for “springing” cash dominion with respect to each such account, including each disbursement account.
Section 5.14Post-Closing Matters.  Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.14 on or before the post-closing date specified for such requirement or such later date to be determined by Administrative Agent in its sole discretion.
Section 5.15Regulatory Approvals; Maintenance of Intellectual Property.
(a)Regulatory Approvals and Documentation.
(i)Borrower shall take all commercially reasonable steps to obtain FDA Approval.
(ii)Borrower shall be responsible for, and shall maintain, with respect to each Product, all submissions to Governmental Authorities relating to the Products, including submissions of data from clinical studies, tests and biostudies, and all correspondence with Governmental Authorities with respect thereto (including Registrations and licenses and regulatory drug lists, and any amendments or supplements thereto).
(b)Prosecution, Maintenance, Defense and Enforcement of Product Patents.  Borrower shall take all commercially reasonable steps to prosecute, maintain, defend and enforce the Product Patents, including by timely paying fees and filing responses with the United States Patent and Trademark Office or any applicable foreign counterpart.
(c)Infringement of Third Party Patents.  If Borrower becomes aware of a third party patent with claims that covers apitegromab or any other Core Product, Borrower will use its best efforts to challenge the validity of said third party patent or to obtain a license to said third party patent. If a license is not available on commercially reasonable terms, Borrower shall challenge the validity of said third party patent.
(d)Patent Term Extension.  Borrower shall take all steps to obtain patent term extension on a Product Patent in the United States, including timely responding to requests from the United States Patent and Trademark Office and timely electing the Product Patent to which patent term extension will be sought.
Section 5.16Material Contracts.  Borrower and its Subsidiaries will comply with each Material Contract to which it is a party [***].
Article VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than any such contingent obligations or liabilities hereunder that by express terms thereof survive such payment in full of all Obligations), such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.
Section 6.2Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens.
Section 6.3Material Contracts.  Borrower and its Subsidiaries shall not amend or permit the amendment of any provision of [***], or to waive any of its material respective rights under any such Material Contract to which it is a party, in each case, [***].
Section 6.4No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale or other license, sublicense, sale, transfer or disposition permitted under Section 6.9, (b) restrictions by reason of customary provisions restricting assignments, change of control, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions under any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into Loan Party that was in existence at the time of such acquisition (or at the time it merges with or into any Loan Party in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designation, (d) restrictions on cash or other deposits or net worth imposed by customers under commercial contracts entered into in the ordinary course of business, (e) encumbrances or restrictions in connection with any Permitted Product Agreement Transaction or Permitted Royalty Monetization Transaction that, in the good faith determination of Borrower, are reasonably necessary or advisable in connection with such Permitted Product Agreement Transaction or Permitted Royalty Monetization Transaction, (f) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture, (g) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred hereunder to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness, (h) restrictions under this Agreement and the other Loan Documents, and (i) any encumbrances or restrictions of the type referred to in the immediately preceding clauses (a) through (h) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to such immediately preceding clauses (a) through (h) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, no Loan Party nor any of Borrower’s Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.5Restricted Junior Payments .  No Loan Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay or make any sum for any Restricted Junior Payment, in each case, except for:
(a)the payment of dividends to Borrower’s equityholders in the form of Qualified Capital Stock;
(b)(i) the issuance of Capital Stock of Borrower upon the exercise of any warrants, options or rights to acquire such Capital Stock, including upon conversion of any Indebtedness that is convertible into or exchangeable for Capital Stock of Borrower, and (y) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable into Capital Stock of Borrower;
(c)the payment of dividends or other Restricted Junior Payments by a Subsidiary of Borrower to Borrower or such Subsidiary’s direct parent company;
(d)any payment on subordinated Indebtedness in accordance with the subordination agreement governing such Indebtedness;
(e)(i) the purchase by Borrower of Capital Stock (other than Disqualified Capital Stock) (including pursuant to Permitted Equity Derivatives) (x) [***], (y) substantially contemporaneously and otherwise in connection with the incurrence of Permitted Convertible Indebtedness; provided that, in the case of this clause (y), the aggregate consideration for such Capital Stock (including pursuant to Permitted Equity Derivatives) shall not exceed [***]% of the net proceeds received by Borrower from the incurrence of such Permitted Convertible Indebtedness (prior to giving effect to the cost of such Permitted Equity Derivatives), and (z) in an aggregate amount not to exceed [***], (ii) any non-cash settlement or non-cash unwind of a Permitted Equity Derivative, and (iii) [***];
(f)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other payments in an aggregate amount, for all such payments made pursuant to this clause (f), not to exceed [***]; and
(g)[***].
Section 6.6Restrictions on Subsidiary Distributions.  Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by clause (h) of the definition of Permitted Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement or (iv) that are set forth herein and in the other Loan Documents.  No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of Borrower from being a Loan Party (other than Subsidiaries that are Excluded Subsidiaries, other than by virtue of clause (c) or (f) of the definition thereof).

Section 6.7Investments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Permitted Investments.  Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in the making of any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.
Section 6.8Minimum Qualified Cash.  The Loan Parties shall not permit Qualified Cash at any time to be less than 60% of the aggregate outstanding principal amount of the Term Loans; [***].
Section 6.9Fundamental Changes; Disposition of Assets.  No Loan Party shall, nor shall it permit any of its Subsidiaries to:
(a)enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, except:
(i)(x) any Subsidiary of Borrower that is a Loan Party may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; and (y) any Subsidiary of Borrower that is an Excluded Subsidiary may be merged with or into Borrower or any other Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any other Subsidiary; provided, that in each case of clauses (x) and (y), in the case of such merger involving Borrower, Borrower shall be the continuing or surviving Person and in the case of such merger not involving Borrower but involving a Guarantor Subsidiary, the Guarantor Subsidiary shall be the continuing or surviving person; or
(ii)in connection with Permitted Acquisitions, other Permitted Investments; or;
(b)consummate any Asset Sale, in each case, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, without limitation, any Product (including, without limitation, any Intellectual Property rights related thereto), any Product Agreement (including, without limitation, any of Borrower’s rights thereunder), and any Registration), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or, except, in each case pursuant to arms’ length transactions on market terms and for fair market value:
(i)Permitted Product Agreement Transactions;
(ii)any Permitted Royalty Monetization Transaction;
(iii)Permitted Acquisitions and other Permitted Investments;
(iv)the disposition, unwinding or other termination of any Hedging Agreement or any Permitted Equity Derivative or the entry into any Hedging Agreement or any Permitted Equity Derivatives;
(v)Asset Sales of inventory and consumable goods in the ordinary course of business;

(vi)Asset Sales of damaged, obsolete or worn out, retired or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;
(vii)surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business;
(viii)Asset Sales to a Loan Party;
(ix)Asset Sales by any Excluded Subsidiary;
(x)Asset Sales consisting of Permitted Liens and permitted Restricted Junior Payments;
(xi)Asset Sales of accounts receivable in connection with the collection or compromise thereof and Asset Sales of Cash Equivalents for cash or other Cash Equivalents;
(xii)Asset Sales of Capital Stock in any Joint Venture to the other holders of Capital Stock in such Joint Venture for fair market value;
(xiii)other Asset Sales in an aggregate amount not to exceed [***]; and
(xiv)[***].

Notwithstanding anything to the contrary contained herein, no assignment, transfer, contribution, license, sublicense or other disposition of any Product, Product Intellectual Property Rights or Registration with respect to any Product is permitted hereunder except as specifically permitted under this Agreement.

Section 6.10Disposal of Subsidiary Interests.  Except for any sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Loan Party shall, nor shall it permit any of its Subsidiaries to, in each case solely with respect to the interests of or in Loan Party, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
Section 6.11Sales and Lease Backs.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.
Section 6.12Transactions with Shareholders and Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service), or series of related transactions, with any Affiliate of Borrower or of any such holder; provided, that the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction if Administrative Agent has consented thereto in writing prior to the consummation thereof, provided, further, that the foregoing restrictions shall not apply to any of the following:

(a)any transaction among Borrower and its Subsidiaries expressly permitted hereunder;
(b)reasonable and customary fees paid to current or former members of the Board of Directors (or similar governing body) of Borrower and its Subsidiaries;
(c)compensation arrangements for current and former officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business;
(d)transactions (or series of related transactions) that are, in the case of each such transaction (or series of related transactions), on terms that are not less favorable to Borrower or a Subsidiary in any material respect than would be obtainable by Borrower or such Subsidiary at such time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined in good faith by the senior management or the board of directors of Borrower); and
(e)Restricted Junior Payments permitted hereunder.
Section 6.13Conduct of Business.  From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than the businesses engaged in by such Loan Party or its Subsidiaries on the Closing Date or any business reasonably related, complementary, incidental, ancillary thereto or any reasonable extensions thereto.
Section 6.14Changes to Certain Agreements and Organizational Documents.  No Loan Party shall amend or permit any amendments to any Loan Party’s Organizational Documents in a manner that is adverse in any material respect to the Lenders in their capacities as such (including, without limitation, any amendment, modification or change to any of Loan Party’s Organizational Documents to effect a division or plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law)).
Section 6.15Accounting Methods.  The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
Section 6.16Deposit Accounts and Securities Accounts.  No Loan Party shall establish or maintain a Deposit Account or a Securities Account that is not subject to a Control Agreement except for Excluded Accounts or as otherwise permitted under Section 5.14.
Section 6.17Prepayments of Certain Indebtedness; Permitted Royalty Monetization Payments.
(a)Except as provided in clause (b) below, no Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay, including upon conversion, exercise, repurchase, exchange, redemption, settlement or early termination, any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness for borrowed money with an aggregate principal amount outstanding equal to or in excess of $[***] prior to its scheduled due date, other than (i) the Obligations, (ii) the Closing Date Refinancing, (iii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, (iv) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of Borrower, (v) issuance of Capital Stock (and cash in lieu of fractional shares in connection with such issuance) of Borrower in connection with any conversion, exercise, repurchase, exchange, redemption, settlement or early termination or cancellation of Permitted Convertible Indebtedness, (vi) the issuance of Permitted Convertible Indebtedness that constitutes Permitted Refinancing Indebtedness in exchange for other Permitted Convertible Indebtedness,

(vii) the redemption, purchase, exchange, early termination or cancellation of Permitted Convertible Indebtedness in an aggregate principal amount not to exceed the Net Proceeds received by Borrower from the substantially concurrent issuance of additional Permitted Convertible Indebtedness or Capital Stock in connection with a refinancing of the Permitted Convertible Indebtedness being redeemed, purchased, exchanged, terminated or cancelled; provided the additional Permitted Convertible Indebtedness constitutes Permitted Refinancing Indebtedness, and (viii) as permitted under any applicable subordination agreement governing any subordinated Indebtedness.
(b)Unless otherwise permitted by the terms of any applicable Acceptable Intercreditor Agreement, no Loan Party shall, nor shall it permit any Subsidiary to, make any payments, prepayments or other distributions, however described, with respect to any Permitted Royalty Monetization Transaction, other than (i) regularly scheduled payments [***] that are not in excess of the caps set forth in clause (a) of the definition of “Permitted Royalty Monetization Transaction”, (ii) underpayment, indemnification and tax withholding obligations, (iii) reimbursable expenses or (iv) reasonable and customary fees paid in connection with any amendment, consent or waiver in connection with, any Permitted Royalty Monetization Transaction Documents, in each case of the foregoing clauses (i), (ii) and (iii), in accordance with the Permitted Royalty Monetization Transaction Documents applicable thereto.
Section 6.18Anti-Terrorism Laws.  None of the Loan Parties shall, or shall permit any of their Subsidiaries or agents, for or on behalf of any Loan Party to:
(a)conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,
(b)deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or other applicable Sanctions, or
(c)engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, other applicable Sanctions, or the PATRIOT Act or any Anti-Terrorism Law.

Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming Borrower’s compliance with this Section 6.18.

Section 6.19Anti-Corruption Laws.  No Loan Party shall use, or permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law.
Section 6.20Use of Proceeds.  The Loan Parties will not and will not permit any of their Subsidiaries to use the proceeds of any Loan directly or, to any Loan Party’s knowledge after due care and inquiry, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, or to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, in each case in violation of applicable Sanctions, or in any other manner that would result in a violation of applicable Sanctions by any Person participating in the Loans, including without limitation any Lender.  No part of the proceeds of any Loan will be used directly or, to any Loan Party’s knowledge after due care and inquiry, indirectly in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Terrorism Laws.

Article VII

GUARANTY
Section 7.1Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
Section 7.2Contribution by Guarantors.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
Section 7.3Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
(d)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations, consistent herewith and any applicable security agreement; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Section 7.5Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to a bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in cash in full and the Delayed Draw Term Loan Commitments have been terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full (other than inchoate indemnity obligations for which no claim has been made) and the Delayed Draw Term Loan Commitments have been terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than inchoate indemnity obligations for which no claim has been made), such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
Section 7.7Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of the Beneficiaries and, upon demand by Administrative Agent, shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.
Section 7.8Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full (other than inchoate indemnity obligations for which no claim has been made) and the Delayed Draw Term Loan Commitments have been terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or agents acting or purporting to act on behalf of any of them.
Section 7.10Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
Section 7.11Bankruptcy, Etc.So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor [***].  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, administration, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding, in each case subject to applicable mandatory insolvency law.
(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations, to the extent permitted by applicable mandatory insolvency law.  Guarantors will permit any trustee in bankruptcy, receiver, administrator, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced, in each case to the extent permitted by applicable mandatory insolvency law.
(c)In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
Section 7.12Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) or if such Guarantor ceases to be a Subsidiary of Borrower, in each case, in accordance with the terms and conditions of the Loan Documents, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale or other sale, transfer or disposition (including by merger or consolidation).

Section 7.13Swiss Guarantee Limitations.

(a)If and to the extent a Swiss Loan Party becomes directly or indirectly liable under this Agreement or any other Loan Documents for obligations of its Affiliates (other than the wholly owned direct or indirect subsidiaries of such Swiss Loan Party) (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Loan Party or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Loan Party’s aggregate liability for Restricted Obligations shall not exceed the amount of the Swiss Loan Party’s freely disposable equity (frei verfügbares Eigenkapital) at the time it becomes liable in accordance with Swiss law (the “Freely Disposable Amount”).  This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Loan Party is required to perform Restricted Obligations under the Loan Documents.  Such limitation shall not free the Swiss Loan Party from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Loan Party has again freely disposable equity and if and to the extent such freely disposable equity is available.

(b)The Swiss Loan Party shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a confirmation from the auditors of the Swiss Loan Party that a payment of the Swiss Loan Party under the Loan Document in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow a prompt payment of amounts owed by the Swiss Loan Party under the Loan Documents as well as the performance by the Swiss Loan Party of other obligations under the Loan Documents.

(c)If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement, the Swiss Loan Party:

(A)shall use its commercially reasonable efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(B)shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (A) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (A) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(C)shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the

Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(d)In the case of a deduction of Swiss Withholding Tax, the Swiss Loan Party shall use its commercially reasonable efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any Loan Document, will, as soon as possible after such deduction:

(A)request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and
(B)pay to the Administrative Agent upon receipt any amount so refunded.

The Administrative Agent shall reasonably co-operate with the Swiss Loan Party to secure such refund.

Section 7.14Irish Guarantee Limitations.  No obligation or liability under any Loan Document, or this guaranty, shall apply to any liability of any Irish Guarantor to the extent that it would result in such obligation, or liability, or this guaranty (i) constituting unlawful financial assistance within the meaning of the Irish Companies Act or (ii) constituting a breach of Section 239 of the Irish Companies Act.
Section 7.15German Guarantee Limitations.
(a)The parties hereto agree that, subject to clause (b) below, a German Guarantor may refuse to comply with a demand for payment under, and neither Administrative Agent nor Lenders or any of them are entitled to enforce, the Guarantee if and to the extent that:
(i)the Guarantee guarantees Upstream and/or Cross-stream Guaranteed Liabilities; and
(ii)payment under or enforcement of that Guarantee in respect of Upstream and/or Cross-stream Guaranteed Liabilities would have the effect of reducing that German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) Net Assets to an amount that is lower than the amount of that German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) Share Capital (Entstehen einer Unterbilanz) or, if the amount of those Net Assets is already lower than the amount of that Share Capital, causing those Net Assets to be further reduced (Vertiefung einer bestehenden Unterbilanz).
(b)The limitations pursuant to clause (a) above do not (or, as the case may be, cease to) apply:
(i)to any amounts outstanding under any Loan Document in relation to funds lent under any Loan Document and which funds have been on-lent to, or otherwise been passed on to, the relevant German Guarantor (or, in case the relevant German Guarantor is a German KG Guarantor, its German GP Company) or any of its (or, in case the relevant German Guarantor is a German KG Guarantor, of its German GP Company’s) Subsidiaries unless the German Guarantor provides evidence that any such on-lent or passed-on funds are no longer outstanding and have been repaid by it at the time the demand for payment under the Guarantee is made provided that, if the relevant primary obligor has a due and payable claim for repayment of such on-lent amounts, the Administrative Agent waives with binding effect on the Administrative Agent and the Lenders the restrictions in respect of that German Guarantor’s recourse claim (if any) arising as a result of that German Guarantor performing its obligations under the Guarantee and any other provision under any Loan Document restricting the right to set-off claims against, or otherwise make use of the recourse, indemnification, sharing of losses or other compensation claim against, the relevant primary obligor in order to settle or discharge such claim for repayment so that it shall be permitted for that German Guarantor to (1) set-off its recourse claim (if any) against the liability in respect of the funds on-lent or otherwise passed-on to it (or, in case that German Guarantor is a German KG Guarantor, its German GP Company) or any of its (or, in case the relevant German Guarantor is a German KG Guarantor, of its German GP Company’s)Subsidiaries or (2) otherwise use its recourse claim (if any) to settle or discharge this liability;
(ii)if on the date of payment under, or enforcement of, the Guarantee the relevant German Guarantor (or, in case the relevant German Guarantor is a German KG Guarantor, its German GP Company) (as dominated entity (abhängiges Unternehmen)) is party to a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (“DPTA”) with (whether directly or indirectly through a chain of DPTAs):
(A)in case the relevant German Guarantor (or, in case the relevant German Guarantor is a German KG Guarantor, its German GP Company) is a direct or indirect Subsidiary of the relevant primary obligor(s) of the Upstream and/or Cross-stream Guaranteed Liabilities, the relevant primary obligor(s); or
(B)in case the relevant German Guarantor (or, in case the relevant German Guarantor is a German KG Guarantor, its German GP Company) is an Affiliate (other than a direct or indirect Subsidiary or shareholder) of the relevant primary obligor(s) of the Upstream and/or Cross-stream Guaranteed Liabilities, any joint (direct or indirect) shareholder of the relevant German Guarantor (or, in case the relevant German Guarantor is a German KG Guarantor, of its German GP Company) and the relevant primary obligor(s) (as dominating entity (beherrschendes Unternehmen));
(iii)if and to the extent the relevant German Guarantor holds an indemnity or claim for refund which is of full economic value (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against the relevant primary obligor(s) of the Upstream and/or Cross-stream Guaranteed Liabilities; or
(i)if and to the extent that they are not necessary for the purposes of protecting the managing director(s) (Geschäftsführer) of the relevant German Guarantor (or, in case the relevant German Guarantor is a German KG Guarantor, of its German GP Company) against the risk of personal liability, including pursuant to sections 30 and 43 para 3 GmbHG (taking applicable case law of the German Federal Court of Justice (Bundesgerichtshof) into account), as confirmed by a legal opinion by an appropriately experienced law firm acceptable to the parties hereto; or
(ii)if the relevant German Guarantor has not complied with its obligation to deliver the Management Determination and/or the Auditor’s Determination, in each case together with all required supporting evidence and calculations, in accordance with the requirements set out in clauses (f) and (g) of this Section 7.15; or
(iii)if the relevant German Guarantor has not complied with its obligations pursuant to, and in accordance with the requirements set out in clause (j) of this Section 7.15.
(c)For the purpose of the calculation of the Net Assets of a German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company):

(i)the following balance sheet items shall be disregarded:
(A)any loan liabilities (Darlehensverbindlichkeiten) of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company) owing to any Affiliate of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company) which are subordinated or which are considered as subordinated in an insolvency proceeding over that German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, over its German GP Company’s) assets pursuant to section 39 para 1 no.  5 or section 39 para 2 InsO and including obligations under guarantees for liabilities which are so subordinated, in each case provided that a waiver of the corresponding claim of the relevant Affiliate, the contribution of such claim in the capital reserves of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company) or any other way of extinguishing such claim (e.g. by assignment to that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, to its German GP Company)) does not lead to personal liability of the directors of the relevant Affiliate as creditor and is permitted under the Loan Documents and provided further that, if the relevant Affiliate is a Guarantor and/or a grantor of security granted in connection with the Loan Documents, the corresponding amount of such claim of that Affiliate shall be disregarded when calculating the net assets (if applicable) of that Affiliate in connection with the enforcement of a guarantee or security granted by that Affiliate in favour of the any Lender and provided further that the Administrative Agent waives with binding effect on the Lenders the restrictions in respect of that German Guarantor’s recourse claim (if any) arising as a result of that German Guarantor performing its obligations under the Guarantee set out in any provision under any Loan Document restricting the right to set-off claims against, or otherwise make use of the recourse, indemnification, sharing of losses or other compensation claim against, the relevant primary obligor in order to settle or discharge such liabilities owing to the relevant Affiliate which is also the relevant primary obligor so that it shall be permitted for that German Guarantor to (1) set-off its recourse claim (if any) against the relevant liabilities owing to the relevant Affiliate which is also the relevant primary obligor or (2) otherwise use its recourse claim (if any) to settle or discharge the relevant liabilities owing to the relevant Affiliate which is also the relevant primary obligor.  The first sentence of this paragraph shall not apply if the Administrative Agent notifies the relevant German Guarantor that it elects to (i) enforce the guarantee and/or security granted by that Affiliate provided that the aforementioned claim is taken into account when calculating that Affiliate’s net assets (if applicable) available for such enforcement or (ii) not so waive the restrictions set out in the Loan Documents in respect of that German Guarantor’s recourse claim (if any) arising as a result of the enforcement of the Guarantee against that German Guarantor; and
(B)any loan liabilities of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company) incurred in gross negligent (grob fahrlässig) or wilful (vorsätzlich) violation of any of the provisions of this Agreement; and
(C)any liabilities or liability reserves (Rückstellungen) in respect of the Guarantee;

(ii)any costs and expenses incurred by that German Guarantor in connection with the delivery of the relevant Auditor’s Determination shall be deducted from the amount of the Net Assets of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company); and
(i)the amount of profits (Gewinne) or reserves (Rücklagen) (if any) which are not available for distribution to shareholder(s) in accordance with section 253 para 6 HGB, section 268 para 8 HGB or section 272 para 5 HGB, as applicable, shall be deducted from the amount of the Net Assets of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company).
(d)For the purpose of the calculation of the Share Capital of a German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company):
(i)any increase of the registered share capital of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company)effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date of this Agreement (or, in case of a German Guarantor which acceded to this Agreement as an additional Guarantor, after the date of its Counterpart Agreement) shall only be taken into account if and to the extent such increase (1) has been effected with the prior written consent of the Administrative Agent (even if such increase is permitted under this Agreement or any other Loan Document) and (2) is fully paid up; and
(ii)if the registered share capital of that German Guarantor (or, in case that German Guarantor is a German KG Guarantor, of its German GP Company) is not fully paid up (nicht voll eingezahlt), the relevant amount which is not paid up shall be deducted from the registered share capital.
(e)The calculation of the Net Assets and the Share Capital shall be made using GAAP and accounting principles consistent with those applied in the preparation of the relevant German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) most recent annual unconsolidated balance sheet (Einzeljahresbilanz) and take into account the adjustments and requirements pursuant to this Section 7.15.
(f)Within [***] Business Days after the written demand for payment under the Guarantee is made, the relevant German Guarantor shall provide to the Administrative Agent a certificate signed by that German Guarantor’s (or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) managing director(s) (Geschäftsführer) confirming in writing:
(i)if and to which extent that Guarantee guarantees Upstream and/or Cross-stream Guaranteed Liabilities; and
(ii)which amount that German Guarantor can pay under that Guarantee in respect of Upstream and/or Cross-stream Guaranteed Liabilities without causing the effects referred to in clause (a)(ii) of this Section 7.15 (taking into account the adjustments and requirements pursuant to this Section 7.15) (the “Management Determination”).  The Management Determination shall be supported by an interim balance sheet (Stichtagsbilanz) of that German Guarantor (and, in case that German Guarantor is a German KG Guarantor, of its German GP Company) and a detailed calculation of the amount of the Net Assets and Share Capital of that German Guarantor (and, in case that German Guarantor is a German KG Guarantor, of its German GP Company) (in each case as of the time the demand for payment under the Guarantee has been made and taking into account the adjustments and requirements pursuant to this Section 7.15).

(g)If the Administrative Agent disagrees with the Management Determination, the Administrative Agent may (acting reasonably) within [***] Business Days of its receipt thereof reasonably request in writing the relevant German Guarantor to, and that German Guarantor shall, deliver within [***] Business Days of such request an interim balance sheet (Stichtagsbilanz) of that German Guarantor (and, in case that German Guarantor is a German KG Guarantor, of its German GP Company) and a detailed calculation of the amount of the Net Assets and Share Capital of that German Guarantor (and, in case that German Guarantor is a German KG Guarantor, of its German GP Company), in each case prepared by auditors of international standing and reputation appointed by that German Guarantor as of the time the demand for payment under the Guarantee has been made and taking into account the adjustments and requirements pursuant to this Section 7.15 (the “Auditor’s Determination”).  The Auditor’s Determination shall either confirm the Management Determination or set out the deviations from the Management Determination.  The Auditor’s Determination shall be final and binding upon the parties hereto, save for obvious mistakes.
(h)If and to the extent that the Guarantee granted by a German Guarantor guarantees Upstream and/or Cross-stream Guaranteed Liabilities, that German Guarantor shall fulfil its obligations under the Guarantee in an amount which, in accordance with the Management Determination or, if applicable and taking into account any previous payments in accordance with the Management Determination, the Auditor’s Determination, does not cause the effects set out in clause (a)(ii) of this Section 7.15 (taking into account the adjustments and requirements pursuant to this Section 7.15 and irrespective of whether or not the Administrative Agent agrees with the Management Determination).
(i)If:
(i)and to the extent the amount being enforceable under the Guarantee granted by a German Guarantor in respect of Upstream and/or Cross-stream Guaranteed Liabilities pursuant to the relevant Auditor’s Determination is lower than the amount of the proceeds received by the Administrative Agent or any Lender from the enforcement of that Guarantee in respect of Upstream and/or Cross-stream Guaranteed Liabilities in accordance with the relevant Management Determination; or
(ii)the Guarantee granted by a German Guarantor has been enforced in respect of Upstream and/or Cross-stream Guaranteed Liabilities without regard to the limitations set out in this Section 7.15 because either (A) the Management Determination was not delivered within the relevant time frame or (B) the Auditor’s Determination was not delivered within the relevant time frame but has been delivered following the due date for the delivery of the Auditor’s Determination, the Administrative Agent and/or any Lender shall, without undue delay upon written demand by that German Guarantor, repay to that German Guarantor the proceeds from such enforcement (if and to the extent already received by the Administrative Agent or any Lender) in an amount:

(A)in case of (i), equal to that difference; or
(B)in case of clause (ii), which the Administrative Agent and/or the Lenders would not have been entitled to enforce in respect of Upstream and/or Cross-stream Guaranteed Liabilities had the Management Determination and the Auditor’s Determination been delivered in time.

The Administrative Agent and/or the Lenders may withhold any amount received pursuant to an enforcement of the Guarantee until final determination of the amount being enforceable pursuant to the relevant Auditor’s Determination.

(j)If the amount being enforceable under the Guarantee granted by a German Guarantor in respect of Upstream and/or Cross-stream Guaranteed Liabilities pursuant to the relevant Management Determination and/or the relevant Auditor’s Determination is lower than the amount demanded to be paid under that Guarantee in respect of Upstream and/or Cross-stream Guaranteed Liabilities that German Guarantor shall (and, in case that German Guarantor is a German KG Guarantor, that German Guarantor shall procure that its German GP Company will) within three (3) months (the “Disposal Period”) after a request by the Administrative Agent, to the extent commercially justifiable, dispose of any and all assets which are not necessary for that German Guarantor’s (and/or, in case that German Guarantor is a German KG Guarantor, its German GP Company’s) operational business (nicht operativ betriebsnotwendig) where the relevant assets are shown in the balance sheet of that German Guarantor (and/or, in case that German Guarantor is a German KG Guarantor, of its German GP Company) with a book value (Buchwert) which is significantly lower than the market value of such assets.  After the expiry of the Disposal Period that German Guarantor shall, within [***] Business Days, notify the Administrative Agent (on behalf of the Lenders) of the amount of the net proceeds from the sale whereas such notification shall comprise a new calculation of the amount of the Net Assets of that German Guarantor (and, in case that German Guarantor is a German KG Guarantor, of its German GP Company) in accordance with this Section 7.15 taking into account such proceeds.  Such calculation shall, upon the Administrative Agent’s request (acting reasonably), be confirmed by auditors of international standing and reputation appointed by that German Guarantor within a period of [***] Business Days following the request.
(k)The limitations pursuant to clause (a) of this Section 7.15 do not affect the rights of the Administrative Agent and/or the Lenders to claim any outstanding amount again at a later point in time if and to the extent that clause (a) of this Section 7.15 would allow this at that later point in time.
Article VIII

EVENTS OF DEFAULT
Section 8.1Events of Default.  If any one or more of the following conditions or events shall occur:
(a)Failure to Make Payments When Due.  Failure by Borrower to pay (i) the principal of and premium, if any, on any Term Loan when due whether at stated maturity, by acceleration or otherwise; or (ii) within [***] Business Days when due any interest on any Term Loan or any fee or any other amount due hereunder; or
(b)Default in Other Agreements.  (i) Failure of any Loan Party or any Loan Party’s Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)), in each case in an aggregate principal amount, put price or other accelerated amount of the Threshold Amount or more, in each case beyond the grace or cure period, if any, provided therefor, (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Borrower or any of Borrower’s Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; [***]

(c)Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.2, Section 5.1, Section 5.2, Section 5.7, Section 5.8, Section 5.10, Section 5.11, Section 5.13, Section 5.14, Section 5.15, Section 5.16 or Article VI; or
(d)Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of their Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or
(e)Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within [***] days after the earlier of (i) an officer of such Loan Party becoming aware of such default, or (ii) receipt by Borrower of written notice from Administrative Agent or any Lender of such default; or
(f)Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries [***] in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect (including, for the avoidance of doubt, any measures under section 21 of the German Insolvency Code (Insolvenzordnung)), which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, administrator, trustee or other custodian of Borrowers or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in the foregoing clauses (i) or (ii) shall continue for [***] days without having been dismissed, bonded or discharged This paragraph (f) shall not apply to any summons for payment (Zahlungsbefehl) issued against a Swiss Loan Party or another Subsidiary organized under the laws of Switzerland against which the relevant Swiss Loan Party or Swiss Subsidiary has raised an objection (Rechtsvorschlag) for as long as such objection is not set aside (provisorische oder definitive Rechtsöffnung); or
(g)Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, administrator, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; (ii) Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due including, with respect to any Loan Party incorporated in Germany, such Loan Party being unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or is overindebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung); or (iii) the Board of Directors (or similar governing body) of Borrower or any of its Subsidiaries shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
(h)Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of [***] (in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of [***] days (or in any event later than [***] days prior to the date of any proposed sale thereunder); or
(i)Dissolution.  Any order, judgment or decree shall be entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or split up of such Loan Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of [***] days; or
(j)Change of Control.  A Change of Control shall occur [***]; or
(k)Guaranties, Collateral Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full in cash of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full in cash of the Obligations (other than inchoate indemnity obligations for which no claim has been made) in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any German Loan Party exercises any right under a Collateral Document (German) to request a release of Collateral due to overcollateralization as set forth in a Collateral Document (German) or under applicable German law (excluding, in each case and for the avoidance of doubt, the release any Lien encumbering any item of Collateral (or any release of Collateral) that is the subject of an Asset Sale or other sale, transfer or disposition of assets permitted under the Loan Documents or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented), or (iv) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or
(l)Proceedings.  The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or
(m)ERISA.  The occurrence of any ERISA Event which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect; or
(n)Withdrawal Event.  The occurrence of a Withdrawal Event [***]; or

(o)Material Contracts.  The termination of any Material Contract [***]; or
(p)MSC Subsidiary.  Unless the MSC Subsidiary has, prior to any of the actions set out below, become a Loan Party in accordance with Section 5.10 hereof, the MSC Subsidiary (i) creates, incurs, assumes or guarantees, or otherwise becomes or remains directly or indirectly liable with respect to any Indebtedness; (ii) creates, incurs, assumes or permits to exist any Lien on or with respect to any of its property or assets; (iii) makes any transfer from any deposit or securities account maintained by MSC Subsidiary to any Person or account other than an account maintained by Borrower or any Loan Party; (iv) holds or maintains any assets other than Cash and Cash Equivalents or (v) engages in any business, makes any Investments or holds any assets that would cause MSC Subsidiary to fail to qualify as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time).
Section 8.2Remedies.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, and shall at the request of the Required Lenders:
(a)declare that all or any portion of the Delayed Draw Term Loan Commitments shall immediately terminate and the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; and/or
(b)exercise on behalf of themselves and the Lenders all rights and remedies available to them and the Lenders under the Loan Documents or applicable law or in equity or under any other instrument, document or agreement now existing or hereafter arising;

provided, that upon the occurrence of any event specified in Section 8.1(f) or (g) above, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.

Section 8.3Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
Article IX

ADMINISTRATIVE AGENT
Section 9.1Appointment of Administrative Agent.
(a)LSI is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes LSI, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Administrative Agent of the rights and remedies specifically authorized to be exercised by Administrative Agent by the terms of this Agreement or any other Loan Parties.
(b)Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX [***] are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.
Section 9.2Powers and Duties.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 9.3General Immunity.
(a)No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.
(b)Exculpatory Provisions.  Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
(c)Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  Administrative Agent will notify the Lenders of its receipt of any such notice.  Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 9.4Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
Section 9.5Lenders’ Representations, Warranties and Acknowledgment.
(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.
Section 9.6Right to Indemnity.  EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE

EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER.  IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.7Successor Administrative Agent.
(a)Administrative Agent may resign at any time by giving [***] days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders and Borrower.  Upon any such notice of resignation, Required Lenders shall have the right, upon [***] Business Days’ written notice to Borrower, to appoint a successor Administrative Agent.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within [***] days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent from among the Lenders, which shall not become effective prior to written notice thereof being provided to Borrower.  Upon the acceptance of any appointment as Administrative Agent hereunder in accordance and compliance with the foregoing provisions of this clause (a) by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent in accordance and compliance with the foregoing provisions of this clause (a), the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
(b)Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent, as applicable, hereunder to an Affiliate of LSI [***] without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment and such assignment is completed in accordance and compliance with this Section 9.7.  Upon such proper assignment in accordance and compliance with this Section 9.7, such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.
(c)Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents reasonably appointed by Administrative Agent [***].  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates [***].  The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of Administrative Agent [***].  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates [***] were named herein.  Notwithstanding anything herein to the contrary, with respect to each permitted sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
Section 9.8Collateral Documents and Guaranty.
(a)Administrative Agent under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent (i) may execute any documents or instruments necessary to (A) release any Lien encumbering any item of Collateral that is the subject of an Asset Sale or other sale, transfer or disposition of assets permitted under the Loan Documents or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (B) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented and (ii) shall, if requested by Borrower, enter into customary non-disturbance agreements or similar agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent, in connection with the entry by Borrower or any Subsidiary into any Permitted Product Agreement and enter into an Acceptable Intercreditor Agreement in connection with a Permitted Royalty Monetization Transaction or any intercreditor agreement reasonably acceptable to the Administrative Agent in connection with any ABL Facility permitted under this Agreement.

Without limiting the generality of this clause (a), in relation to any Collateral Documents (Swiss), the Administrative Agent, is hereby authorized to and shall (i) hold and administer any non-accessory Collateral (nicht-akzessorische Sicherheit) governed by Swiss law as indirect representative (indirekter Stellvertreter) in its own name but on behalf and for the benefit of the Secured Parties, and (ii) hold and administer any accessory Collateral (akzessorische Sicherheit) governed by Swiss law for itself and as direct representative (direkter Stellvertreter) in the name and on behalf of the Secured Parties.

In relation to any Collateral Documents (Swiss) under which security of an accessory nature (akzessorische Sicherheit) is granted each present and future Secured Party (other than the Administrative Agent) hereby appoints and authorizes the Administrative Agent to do all acts in the name and for the account of such Secured Party as its direct representative (direkter Stellvertreter), including, without limitation, (i) to accept and execute and hold, administer and, if necessary, enforce the Collateral granted under any of the Collateral Documents (Swiss), (ii) to agree to amendments, restatements, confirmations and other alterations of such Collateral Documents (Swiss), (iii) to effect any release of the security under, and the termination of, any such Collateral Document (Swiss), and (iv) to exercise such other rights, powers, authorities and discretions granted to the Administrative Agent hereunder or under the relevant Collateral Document (Swiss).

(b)Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.
Section 9.9Agency for Perfection.  Administrative Agent and each Lender hereby appoints each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.  In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10Reports and Other Information; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Administrative Agent furnish such Lender or Administrative Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to Borrower or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,
(d)agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.18, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender or agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Administrative Agent.

In addition to the foregoing:  (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

Section 9.11Protective Advances.  Subject to the limitations set forth below, upon the occurrence and during the continuance of an Event of Default, Administrative Agent is authorized by

Borrower and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make disbursements or advances to Borrower, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (iii) referred to as “Protective Advances”).  Protective Advances may be made even if the conditions precedent set forth in Article III have not been satisfied.  The interest rate on all Protective Advances shall be at the Base Rate plus the Applicable Margin.  Each Protective Advance shall be secured by the Liens in favor of Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.12(i).  Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Term Loan Maturity Date and the date on which demand for payment is made by Administrative Agent.  Administrative Agent shall notify each Lender and Borrower in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance.  Without limitation to its obligations pursuant to Section 9.6, each Lender agrees that it shall make available to Administrative Agent, upon such Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Protective Advance.  If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent, at the Federal Funds Effective Rate for [***] Business Days and thereafter at the Base Rate.

Section 9.12Erroneous Payments.
(a)If Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than [***] Business Days thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of Administrative Agent any Payment Recipient under this clause (a) shall be conclusive thereof, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), Borrower for the purpose of a payment on the Obligations.

(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 9.13Administration of Security Granted Pursuant to Collateral Documents (German).  In relation to the Collateral Documents (German) the following additional provisions shall apply:
(a)Administrative Agent, with respect to the German Collateral, shall (i) hold, administer and realize such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties, (ii) administer and realize any such German Collateral that is pledged (verpfändet) or otherwise transferred to Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent, (iii) act in relation to any German Collateral in accordance with the terms of this Agreement and the relevant Collateral Documents (German) and (iv) apply all payments and other benefits received by it under the Collateral Documents (German) in accordance with this Agreement.
(b)With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney (Vollmacht), and each future Secured Party by becoming a party to this Agreement authorizes, and grants a power of attorney (Vollmacht) to Administrative Agent (whether or not by or through employees or agents) to: (i) agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any Collateral Documents (German) or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security; (ii) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the Collateral Documents (German) or any other agreement related to such German Collateral; (iii) realize such Collateral in accordance with the Collateral Documents (German) or any other agreement securing such German Collateral; (iv) release or retransfer such German Collateral in accordance with this Agreement and the Collateral Documents (German); (v) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the Collateral Documents (German) or any other agreement securing the German Collateral; (vi) take such action on its behalf as may from time to time be authorized under or in accordance with the Collateral Documents (German); and (vii) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the Collateral Documents (German) together with such powers and discretions as are reasonably incidental thereto.
(c)Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Collateral Documents (German), the relationship of the Secured Parties to Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(d)Each Secured Party hereby ratifies and approves, and each future Secured Party by becoming a party to this Agreement ratifies and approves, all acts and declarations previously done by Administrative Agent on such person’s behalf (including for the avoidance of doubt the declarations made by Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).
Section 9.14Parallel Liability (Covenant to Pay Administrative Agent).
(a)Each Loan Party irrevocably and unconditionally undertakes to pay to Administrative Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).
(b)The Loan Parties agree that:
(i)a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;
(ii)a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged, and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged; and
(iii)a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to Administrative Agent (even though that Loan Party may owe more than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities).
(c)The Administrative Agent hereby confirms and accepts that, to the extent the Administrative Agent irrevocably receives any amount in payment of a Parallel Liability, the Administrative Agent shall distribute that amount among the Lenders that are creditors of the relevant Corresponding Liabilities.  Upon irrevocable receipt by the Administrative Agent of any amount in payment of a Parallel Liability (a “Received Amount”), the Corresponding Liabilities shall be reduced, if necessary pro rata in respect of Administrative Agent and each Lender individually, by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the Administrative Agent and the Lenders as a payment of the Corresponding Liabilities owed by the relevant Loan Party on the date of receipt by the Administrative Agent of the Received Amount.
(d)For purposes of this Section 9.14, Administrative Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral Document securing a Parallel Liability in trust.
Section 9.15Release from Restrictions on Self-dealing and Multi-representation.  Each Lender and other Secured Party hereby releases Administrative Agent acting on its behalf pursuant to the terms of this Agreement or any other Loan Document from the restrictions (to the extent that such restrictions would otherwise apply) on self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws, in each case to the extent legally possible to it.  For the avoidance of doubt, if and to the extent that Administrative Agent is authorized to sub-delegate (by power of attorney or otherwise) any powers granted to it pursuant to this Agreement or any other Loan Document, this shall extend to include such release from the restrictions on self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions pursuant to any other applicable laws.  Each Lender or other Secured Party which is barred by its organizational documents, by-laws or otherwise from validly granting such release will inform Administrative Agent accordingly.
Article X

MISCELLANEOUS
Section 10.1Notices.
(a)Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, or sent by United States mail or courier service for addresses in the United States or by electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt and acknowledgement of receipt of electronic mail, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.
(b)Electronic Communications.
(i)Subject to Section 1.5 hereof, Administrative Agent and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Subject to Section 1.5 hereof, notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.
(ii)Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
Section 10.2Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all of Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses of preparation, negotiation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the actual, reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent (limited to one firm of counsel (in the absence of an actual or perceived conflict), one additional local counsel in each relevant jurisdiction, intellectual property counsel and such other special counsel as needed) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual, reasonable and documented out-of-pocket costs and expenses of creating and perfecting Liens in favor of Administrative Agent (and, if applicable, also in favor of Secured Parties), for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all of Administrative Agent’s actual, reasonable and documented out-of-pocket fees, expenses for, and disbursements of any of Administrative Agent’s auditors, accountants, consultants or appraisers, and all reasonable and documented attorneys’ fees (in each case, external only) incurred by Administrative Agent; (e) all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel (in each case, external only)) in connection with the custody or preservation of any of the Collateral; (f) all the actual, reasonable and documented out-of-pocket costs and expenses of Administrative Agent and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.7); (g) all other actual, reasonable and documented costs and expenses incurred by Administrative Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including attorneys’ fees and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.3Indemnity.
(a)IN ADDITION TO (BUT NOT IN DUPLICATION OF) THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, ADMINISTRATIVE AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE, MATERIAL BREACH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE.  TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE

LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.  THIS SECTION 10.3 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
(b)To the extent permitted by applicable law, no party hereto or Indemnitee (by accepting the benefits applicable to it hereunder) shall assert, and each party hereto (and each Indemnitee by accepting the benefits applicable to it hereunder) hereby waives, any claim against Lenders, Administrative Agent and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and party hereto (and each Indemnitee by accepting the benefits applicable to it hereunder) hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this sentence shall limit any Loan Party’s obligation to indemnify and hold harmless the Indemnitee for any claims for which the Indemnitees are entitled to be held harmless and indemnified pursuant to this Section 10.3.  Notwithstanding any provision in this Section 10.3 to the contrary, no Loan Party shall have any liability under this Section 10.3 for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages), except that, nothing in this sentence shall limit the Loan Party’s obligation to indemnify and hold harmless the Indemnitee for any claims for which the Indemnitees are entitled to be held harmless and indemnified pursuant to this Section 10.3.
Section 10.4Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender, and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness; provided that, with respect to any Loan Party incorporated in Germany, such set-off shall only be exercised to the extent permitted by mandatory provisions of applicable law.
Section 10.5Amendments and Waivers.
(a)Required Lenders’ Consent.  Subject to Section 10.5(b), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written consent of Administrative Agent, the Required Lenders and the Borrower.
(b)Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby and the Borrower, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)extend the scheduled final maturity of any Loan or Note;
(ii)waive, reduce or postpone any scheduled repayment (but not prepayment or any payment at the increased interest rate applicable to any Loan pursuant to Section 2.6);
(iii)reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee payable hereunder;
(iv)extend the time for payment of any such interest or fees (other than any payment at the increased interest rate applicable to any Loan pursuant to Section 2.6);
(v)reduce the principal amount of any Loan;
(vi)amend, modify, terminate or waive any provision of this Section 10.5(b);
(vii)amend the definition of “Required Lenders” or “Pro Rata Share”;
(viii)release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;
(ix)subordinate (A) any of the Obligations or (B) any Lien created by this Agreement or any other Loan Document, except, in the case of clause (B), in connection with any ABL Facility, Permitted Product Agreement Transaction or Permitted Royalty Monetization Transaction or in the case of any other transaction permitted hereunder as of the Closing Date that is contemplated to have priority over the Liens securing the Obligations; or
(x)consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document [***].
(c)Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent and the Borrower.
(d)Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the consent of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6Successors and Assigns; Participations.
(a)Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders.  No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders.  No rights or obligations hereunder nor any interest therein may be assigned or delegated to a Swiss Borrower.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Maintenance of the Register.  Borrower, Administrative Agent and Lenders shall, in accordance with the Register provisions of Section 2.3(b), deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting a permitted assignment or permitted transfer thereof shall have been delivered to and accepted by Administrative Agent and, to the extent consent is required hereunder, the Borrower and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Term Loan Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof.
(c)Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Loans owing to it or other Obligations (provided, however, that (x) each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments and (y) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments and the Loans, each sale, assignment and transfer shall not be less than $1,000,000):
(i)to any Person with the written consent of Borrower and Administrative Agent;
(ii)to any Person (other than a Disqualified Institution, unless an Event of Default [***] shall have occurred and be continuing) meeting the criteria of clause (a) of the definition of the term “Eligible Assignee” upon the giving of written notice to Borrower and Administrative Agent;
(iii)to any Person otherwise constituting an Eligible Assignee [***]; and
(iv)if an Event of Default [***] has occurred and is continuing, to any other Person constituting an Eligible Assignee, with the consent of Administrative Agent.

Notwithstanding anything to the contrary in any Loan Document or elsewhere, any prohibited sale, assignment or transfer shall be absolutely null and void ab initio.

(d)Mechanics.  The assigning Lender and the permitted assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms or certificates with respect to tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(d).

(e)Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, to the extent such assignment is a permitted assignment, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt written notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.
(f)Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws.
(g)Effect of Assignment.  Subject to the terms and conditions of this Section 10.6 and solely to the extent such assignment is a permitted assignment, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register:  (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(h)Participations.
(i)Upon written notice to Administrative Agent and Borrower (other than in the case of any participation sold to an Affiliate of the Administrative Agent or such Lender), each Lender shall have the right at any time to sell one or more participations to any Person (other than (x) Borrower, any of its Subsidiaries or any of its Affiliates and (y) unless an Event of Default has occurred and is continuing, a Disqualified Institution) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party (other than in connection with a dissolution or disposition of all or substantially all assets of a Loan Party to another Loan Party pursuant to a transaction permitted by this Agreement) of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.  Borrower agrees that each permitted participant shall be entitled to the benefits of Sections 2.14 and 2.15 subject to the requirements and limitations of such Sections (it being understood that the documentation required under Section 2.15(d) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, a participant shall not be entitled to receive any greater payment under Section 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.  To the extent permitted by law, each permitted participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant shall be subject to Section 2.13 as though it were a Lender.
(ii)In the event that any Lender sells permitted participations in its Commitments, Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of all participants in the Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans or Obligations which are the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person (other than Administrative Agent and Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries reasonably made in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  A Commitment, Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide).  The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.  For the avoidance of doubt, Administrative Agent (in its capacity as administrative agent) shall not have any responsibility for maintaining a Participant Register.
(i)Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Administrative Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Administrative Agent or any of its Affiliates to any Person [***] providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Administrative Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender or Administrative Agent, as between Borrower and such Lender or Administrative Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or Administrative Agent to take or omit to take any action hereunder.
Section 10.7Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.8Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections, 2.14, 2.15, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Section 2.13, 9.3(b) and 9.6 shall survive the payment of the Term Loans and the termination hereof.
Section 10.9No Waiver; Remedies Cumulative.  No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
Section 10.10Marshalling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 10.11Severability.  In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 10.12Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13Original Issue Discount.  For United States federal income tax purposes including Sections 1272, 1273 and 1275 of the Internal Revenue Code (and the regulations promulgated thereunder), each Term Loan shall be treated as debt and debt that is not a “contingent payment debt instrument” and is being issued with original issue discount; please contact [***] to obtain information regarding the issue date, issue price, the amount of original issue discount and the yield to maturity.
Section 10.14Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 10.15APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
Section 10.16CONSENT TO JURISDICTION.
(a)ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO (AND ANY INDEMNITEE BY ACCEPTING THE BENEFITS PROVIDED TO IT HEREUNDER) ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO (AND EACH INDEMNITEE BY ACCEPTING THE BENEFITS PROVIDED TO IT HEREUNDER), FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 OR TO BORROWER AS ITS PROCESS AGENT ACCORDANCE WITH SECTION 10.24 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT SUCH OTHER PERSON RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PERSON IN THE COURTS OF ANY OTHER JURISDICTION.
(b)EACH PARTY HERETO (AND EACH INDEMNITEE BY ACCEPTING THE BENEFITS PROVIDED TO IT HEREUNDER) HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY HERETO (AND ANY INDEMNITEE BY ACCEPTING THE BENEFITS PROVIDED TO IT HEREUNDER) IF GIVEN BY REGISTERED OR CERTIFIED MAIL,

RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.
Section 10.17WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO (AND EACH INDEMNITEE BY ACCEPTING THE BENEFITS PROVIDED TO IT HEREUNDER) HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER, ADMINISTRATIVE AGENT/BORROWER, INDEMNITEE/INDEMNITOR OR OTHER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO (AND EACH INDEMNITEE BY ACCEPTING THE BENEFITS PROVIDED TO IT HEREUNDER) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18Confidentiality.  Administrative Agent and Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender from Borrower or its Subsidiaries pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent or Lender may make (i) disclosures of such information to Affiliates of Administrative Agent or Lender and to their agents, advisors, directors, officers, and shareholders (and to other persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any actual or potential investors, members, and partners of Administrative Agent any Lender or their Affiliates, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Administrative Agent and Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.  Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent and any Lender may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) that have been approved in advance by Borrower (collectively, “Trade Announcements”).  No party hereto shall (i) issue any Trade Announcement or (ii) disclose the terms of this Agreement, except in the case of this clause (ii), (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission, in which case such party will advise such other party before making such disclosure or filing and provide such other party with reasonable opportunity to review and comment on any customary proposed redactions, and to require additional redactions, in each case to such disclosure or filing that are permitted by applicable law, regulation, legal process and the rules of the Securities and Exchange Commission, (B) on a confidential basis to Borrower’s controlled Affiliates and Subsidiaries and Borrower’s and their controlled Affiliates’ and Subsidiaries’ Board of Directors (or equivalent governing body), employees, representatives and professional advisors, subject, in the case of this clause (B), to such person being subject to customary confidentiality obligations with respect to this Agreement, (C) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of the confidentiality obligations set forth in this Section 10.18, (D) to a Tax authority, to the extent reasonably necessary in connection with the Tax affairs of Borrower and/or any of its Affiliates or (E) with the prior approval of Administrative Agent and such Lender (such approval not to be unreasonably withheld, conditioned or delayed to the extent the disclosure reflects redactions required by the Administrative Agent (to the extent such redactions are permitted by applicable law, regulation, legal process and the rules of the Securities and Exchange Commission)).  This Section 10.18 supersedes any prior confidentiality and/or non-disclosure agreement as between the Loan Parties and the Lenders (and their Affiliates), including that certain Mutual Nondisclosure Agreement, dated as of November 13, 2025, by and among Scholar Rock, Inc. and Blue Owl Credit Advisors LLC.

Section 10.19Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this

Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.20Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (including without limitation Assignment Agreement, amendments, notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms reasonably approved by Administrative Agent (it being agreed that electronic mail and Docusign are approved by Administrative Agent), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.21Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.
Section 10.22PATRIOT Act Notice.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act or other Anti-Terrorism Laws of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in connection with the PATRIOT Act.
Section 10.23Waiver of Immunity.  To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations.  Each Loan Party hereby agrees that the waivers set forth in this Section 10.23 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 10.24Service of Process.  To the extent permitted by applicable Requirements of Law, each Loan Party that is organized outside of the United States hereby appoints Borrower as its agent for the purpose of accepting service of any process in the United States with respect to any Loan Document and the transactions contemplated thereby.
Section 10.25Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.26Restricted Use of Proceeds in Switzerland.  For so long as a Swiss Guarantor is a Loan Party to this Agreement, the Borrower shall ensure that at any time during the term of this Agreement no proceeds under any Loan will be on-lent or made otherwise available, directly or indirectly, to any Subsidiary incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act, or otherwise be used or made available, directly or indirectly, in each case, in a manner which would constitute a “harmful use of proceeds in Switzerland” (schädliche Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained  (in form and substance reasonably satisfactory to the Administrative Agent) confirming that the intended use of such proceeds is permitted without payments on interest and fees under any Loan Document becoming subject to Swiss Withholding Tax.[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SCHOLAR ROCK HOLDING CORPORATION,
as Borrower

By: /s/ Vikas Sinha__________________________

Name: Vikas Sinha
Title: Chief Financial Officer

SCHOLAR ROCK, INC.,
as a Guarantor

By: /s/ Vikas Sinha__________________________

Name: Vikas Sinha
Title: Chief Financial Officer and Treasurer

SCHOLAR ROCK U.S. OPERATIONS, INC., as a Guarantor

By: /s/ Vikas Sinha__________________________

Name: Vikas Sinha
Title: Treasurer

SCHOLAR ROCK FOREIGN HOLDINGS, INC., as a Guarantor

By: /s/ Vikas Sinha__________________________

Name: Vikas Sinha
Title: Treasurer

S-1

LSI FINANCING LLC,
as Administrative Agent
By:	/s/ Pamela A. Gregorski
Name: Pamela A. Gregorski
Title: Director

S-2

3

LSI FINANCING LLC,
as Lender
By:	/s/ Pamela A. Gregorski
Name: Pamela A. Gregorski
Title: Director